UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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MASTEC, INC.
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MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

(305) 599-1800

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2012 Annual Meeting of Shareholders of MasTec, Inc. will be held on Wednesday, May 9, 2012 at 9:30 a.m. local time, at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134. At the Annual Meeting, shareholders will be asked to vote on the following proposals:

1.	The election of Jose R. Mas and John Van Heuvelen as Class II directors to serve until the 2015 Annual Meeting of Shareholders;

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2012 fiscal year;

3.	Approval of the MasTec, Inc. Annual Incentive Plan for Executive Officers; and

4.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

The proposals are discussed more fully in the Proxy Statement accompanying this notice. Shareholders of record at the close of business on March 9, 2012 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Pursuant to the rules and regulations adopted by the Securities and Exchange Commission, which we refer to as the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials on or about March 29, 2012 to our shareholders of record on March 9, 2012. The Notice of Internet Availability of Proxy Materials contains instructions for your use of this process, including how to access our Proxy Statement and Annual Report and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

We encourage you to attend the Annual Meeting. Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Annual Meeting. You may vote your shares over the Internet or by telephone. If you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the card in the self-addressed stamped envelope provided. Instructions regarding the methods of voting are contained in the Proxy card. Voting over the Internet, by telephone or by mailing a proxy card will not limit your right to attend the Annual Meeting and vote your shares in person.

By Order of the Board of Directors,

Jose R. Mas, Chief Executive Officer

Coral Gables, Florida

March 29, 2012

PROXY STATEMENT

2012 ANNUAL MEETING OF SHAREHOLDERS OF MASTEC, INC.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

Why did I receive this proxy?

The Board of Directors of MasTec, Inc. is furnishing this Proxy Statement to solicit proxies on its behalf to be voted at the 2012 Annual Meeting of Shareholders of MasTec to be held at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134, on May 9, 2012, at 9:30 a.m. local time. This Proxy Statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

When was this Proxy Statement first sent or given to security holders?

We will begin mailing the notice of availability of these proxy materials on or about March 29, 2012 to shareholders of record at the close of business on March 9, 2012.

Who is entitled to vote?

Only holders of record of shares of our common stock at the close of business on March 9, 2012, the record date, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the record date, 85,243,837 shares of common stock were issued and outstanding, of which 80,650,174 outstanding shares are eligible to be voted at the Annual Meeting and 4,593,663 shares are held by MasTec as treasury stock.

What is the quorum for the meeting?

The presence, in person or by proxy, of a majority of shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

How many votes do I have?

Each share of common stock entitles its owner to one vote on all matters brought before the Annual Meeting.

How do shareholders of record vote?

If your shares of our common stock are registered directly in your name, you are considered a shareholder of record, and you will receive your Notice of Internet Availability of Proxy Materials directly from us.

For shareholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Broadridge, independent tabulator, by 11:59 p.m. Eastern Time on May 8, 2012. Submitting your vote via mail, telephone or the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. See “Can I change my vote after I have voted?” below.

The Internet and telephone voting procedures available to you are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet or telephone should understand that there may be costs associated with voting in this manner, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

To vote in person, if you are a registered shareholder, attend the Annual Meeting, bring proof of identity, and deliver your completed Proxy card or ballot in person.

How do I vote my shares in person if they are held by my broker?

If you hold your shares of common stock through a broker, bank or other financial institution, you are considered the beneficial owner of shares held in “street name,” and you will receive instructions on how to vote from your broker, bank or other institution. If you hold shares of our common stock in street name and wish to vote in person at the meeting, you must present a recent proxy validating your ownership of the shares of common stock that you intend to vote from your bank, broker or other nominee that holds as of the record date your shares of common stock. You will also need proof of identity for entrance to the meeting.

How do I vote my shares that are held in my 401(K) Retirement Plan?

All persons who have shares of our common stock allocated to their accounts as participants or beneficiaries under the MasTec, Inc. 401(k) Retirement Plan (the “401(k) Plan”) may instruct Prudential Bank & Trust, which acts as the Trustee for the 401(k) Plan, to vote the shares of common stock held for their account as participants or beneficiaries of the 401(k) Plan. You can instruct the voting of your stock by requesting a voting instruction card to sign, date, and return, or by submitting your vote by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials we sent to you or this Proxy Statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for stock you hold in the 401(k) Plan must be returned by 11:59 p.m. Eastern Time on May 8, 2012. In the event no voting instruction card is received from a participant or beneficiary or a voting instruction card is received without instructions, or in the event shares are not yet allocated to any participant’s account, those shares will not be voted for any of the proposals. The Trustee does not know of any other business to be brought before the Annual Meeting but it is intended that, if any other matters properly come before the Annual Meeting, the Trustee as proxy will vote upon such matters according to its judgment.

Any 401(k) Plan participant or beneficiary who executes and delivers a proxy card may revoke it at any time prior to its use by executing and delivering a duly executed voting instruction card bearing a later date or by giving written notice to the Trustee. The Trustee will vote the shares held for the accounts of the participants or their beneficiaries in the 401(k) Plan in accordance with the instructions noted thereon, and only the Trustee of the 401(k) Plan can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries attend the Annual Meeting in person.

What am I voting on?

At the Annual Meeting, our shareholders will be asked to vote on the following proposals:

1.	The election of Jose R. Mas and John Van Heuvelen as Class II directors to serve until the 2015 Annual Meeting of Shareholders;

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2012 fiscal year;

3.	Approval of the MasTec, Inc. Annual Incentive Plan for Executive Officers; and

4.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

What vote is required for the Proposals?

Election of directors.

If a quorum is present, directors will be elected pursuant to the affirmative vote of a plurality of the shares of common stock voting in person or represented by proxy at the Annual Meeting, which means that the two nominees who receive the most affirmative votes will be elected to the Board of Directors. In voting to elect nominees to the Board of Directors, shareholders may vote in favor of all the nominees or any individual nominee or withhold their votes as to all the nominees or any individual nominee.

Ratification of BDO USA, LLP as our independent auditor.

If a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that the number of votes cast at the Annual Meeting in favor of ratification exceeds the number of votes cast opposing ratification.

Approval of the MasTec, Inc. Annual Incentive Plan for Executive Officers.

If a quorum is present, approval of the MasTec, Inc. Annual Incentive Plan for Executive Officers, which we refer to in this Proxy Statement as the Executive AIP, requires that the number of votes cast at the Annual Meeting in favor of the Executive AIP exceeds the number of votes cast opposing the Executive AIP.

As of March 9, 2012, our directors and executive officers beneficially owned approximately 22,416,634 shares of our common stock (of which 945,000 shares are beneficially owned through options exercisable within 60 days), constituting approximately 27.5% of our outstanding common stock. We believe that these holders will vote their shares of common stock in accordance with the recommendations of our Board of Directors as set forth in this Proxy Statement.

How are abstentions and broker “non-votes” treated?

Abstentions

Pursuant to Florida law, abstentions are counted as present for purposes of determining the presence of a quorum; however, abstentions will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Broker “non-votes”

Under the rules of the New York Stock Exchange, if a broker, bank or other institution that holds shares in street name for a customer does not receive voting instructions from that customer, the broker may vote on only certain “routine” matters, including Proposal No. 2 (the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm). For “non-routine” matters, which include all other proposals contained in this Proxy Statement, a broker may not vote on such matters unless it receives voting instructions from the customer for whom it holds shares. A broker “non-vote” occurs when a broker does not receive such voting instructions from its customer on “non-routine” matters. Broker non-votes are counted for purposes of determining the presence of a quorum; however, like abstentions, they will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Because all proposals in this Proxy Statement, except Proposal No. 2, are considered “non-routine” matters under New York Stock Exchange rules, we urge you to give voting instructions to your broker. If any “routine” matters (in addition to Proposal No. 2) are properly brought before the Annual Meeting, then brokers holding shares in street name may vote those shares in their discretion for any such routine matters.

Will there be any other items of business on the agenda?

The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the proxy that is submitted via the Internet, phone or mail will have discretionary authority to vote all proxies unless otherwise specified to the contrary with respect to such matters in accordance with recommendation of the Board of Directors.

What happens if I submit or return my proxy card without voting?

When you properly submit your proxy via the Internet, phone or mail, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If you properly submit your proxy with no direction, the proxy will be voted “FOR”:

•	The election of Jose R. Mas and John Van Heuvelen as Class II directors to serve until the 2015 Annual Meeting of Shareholders;

•	The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2012 fiscal year;

•	Approval of the MasTec, Inc. Annual Incentive Plan for Executive Officers; and

•	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

Can I change my vote after I have voted?

A proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by:

•	Written notice delivered to our Corporate Secretary at MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134;

•	Executing and delivering to our Corporate Secretary a proxy with a later date;

•	Attending the Annual Meeting and voting in person; or

•	Submitting a telephonic or electronic vote with a later date.

With respect to telephonic or electronic votes, the last vote transmitted will be the vote counted. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, but we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews. In addition, we reserve the right to solicit proxies through our directors, officers and employees in person and by telephone or facsimile; however, these persons will not receive any additional compensation for any such solicitation efforts.

Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held as of the record date by them.

Who has paid for this proxy solicitation?

All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this Proxy Statement should you request a printed copy of the proxy materials, will be borne by MasTec.

How do I obtain a list of MasTec’s shareholders?

A list of MasTec’s shareholders as of March 9, 2012, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134 during normal business hours during the 10-day period immediately prior to the Annual Meeting.

How do I submit a proposal for the 2013 Annual Meeting?

Under our bylaws, no business, may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board of Directors or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified by our bylaws. Under our bylaws, we must receive any eligible proposal from an eligible shareholder intended to be presented at the 2013 Annual Meeting of Shareholders on or before November 29, 2012 for the proposal to be properly brought before the meeting. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after November 29, 2012 of an intent to present any proposal at MasTec’s 2013 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in the Company’s Proxy Statement and Proxy, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors has nominated Jose R. Mas and John Van Heuvelen to stand for election as Class II directors at the Annual Meeting, to hold office until the 2015 Annual Meeting and until their respective successors are elected and qualified. All of the director nominees are incumbent directors.

The Board of Directors is composed of eight directors elected in three classes, with three Class I, two Class II, and three Class III directors. Directors in each class hold office for three-year terms. The terms of the classes are staggered so that the term of only one class terminates each year. The terms of the current Class II directors expire at the Annual Meeting. If elected, the nominees for Class II directors will serve until the 2015 Annual Meeting of Shareholders. The terms of the Class I directors expire at the 2014 Annual Meeting of Shareholders and the terms of the Class III directors expire at the 2013 Annual Meeting of Shareholders.

Additional background information regarding the nominees for election is provided below. MasTec has no reason to believe that any of these nominees will refuse or be unable to serve as a director if elected; however, if any of the nominees is unable to serve, each proxy that does not direct otherwise will be voted for a substitute nominee designated by the Board of Directors.

The Board of Directors recommends that you vote “FOR” each of the nominees named above. Unless otherwise indicated, all proxies will be voted “FOR” the election of each of the nominees named above for election as a Class II director.

Information as to Nominees and Other Directors

Nominees for Class II Directors

José R. Mas, 40, has been our Chief Executive Officer since April 2007. From April 2007 to January 2010 Mr. Mas was also our President. Mr. Mas served as MasTec’s Vice Chairman of the Board and Executive Vice President — Business Development from August 2001 until March 2007. Mr. Mas started with MasTec in 1992, and from 1999 until 2001 he was head of MasTec’s Communications Service Operation. Mr. Mas is the brother of Jorge Mas, our Chairman of the Board. Given Jose Mas’ long tenure with MasTec, he has considerable knowledge of, and a unique perspective on, the Company’s business, development, strategy and opportunities, which makes his service on the Board extremely valuable.

John Van Heuvelen, 65, has been a member of our Board of Directors since June 2002. Mr. Van Heuvelen spent 13 years with Morgan Stanley and Dean Witter Reynolds in various executive positions in the mutual fund, unit investment trust and municipal bond divisions before serving as president of Morgan Stanley Dean Witter Trust Company from 1993 until 1999. Since 1999, Mr. Van Heuvelen has been a private investor based in Denver, Colorado. His investment activities have included private telecom and technology firms, where he still remains active in making such investments. In addition, Mr. Van Heuvelen was owner of a construction company for six years. He served on the Board of Directors of LifeVantage, Inc. from August 2005 through August 2007. Mr. Van Heuvelen currently serves on the board of Hallador Energy Company. Mr. Van Heuvelen’s extensive executive management experience along with his years of service on boards of other public and private companies enables him to provide the Company with important leadership skills and impressive experience in our key markets, as well as corporate governance skills.

Class I Directors

Ernst N. Csiszar, 61, joined our Board of Directors in October 2005. Mr. Csiszar is currently a private investor and serves on the Board of Directors of Bridge Strategy Group, LLC, a management consulting firm, and Vice Chairman of the Board of Directors of Patriot National Insurance Company, a provider of workers’ compensation insurance and services. Mr. Csiszar also serves as a director of PHTS, Inc., a health care risk management company and is a visiting professor at the University of South Carolina. From September 2004 until his retirement in September 2006, Mr. Csiszar was the President and Chief Executive Officer of the Property Casualty Insurers Association of America, the property and casualty insurance industry’s principal trade association. Mr. Csiszar was the Director of Insurance for the State of South Carolina from February 1998 to August 2004 and also served as President of the National Association of Insurance Commissioners in 2004. Mr. Csiszar also served as the President and Chief Executive Officer of Seibels Bruce Group, Inc., a property and casualty insurance company from 1995 to 1998. Previously, he was a visiting professor at the School of Business at the University of South Carolina and served as managing co-director of Holborn Holdings Corporation, a European investment banking firm. Mr. Csiszar has extensive experience in insurance and risk management.

Julia L. Johnson, 49, has been a member of our Board of Directors since February 2002. From January 2001 to the present, Ms. Johnson is the President of NetCommunications, L.L.C., a regulatory analysis and public policy consulting firm that specializes in the communications, energy, and information technology public policy arenas. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999, serving as chairwoman from January 1997 to January 1999. Ms. Johnson also chaired Florida’s Information Service Technology Development Task Force, which advised then Florida Governor Jeb Bush on information technology policy and related legislative issues, from November 1999 to July 2001. Ms. Johnson also serves on the boards of First Energy Corp., NorthWestern Corporation and American Water, Inc. Ms. Johnson’s legal background, experience in public utility regulatory arenas, service on the boards of several public companies and knowledge of corporate governance, provide her with key skills in implementing corporate strategies and evaluating our primary markets.

Jorge Mas, 49, has been Chairman of our Board of Directors since January 1998 and a director since March 1994. From March 1994 to October 1999, Mr. Mas was our Chief Executive Officer. Mr. Mas has been Chairman of the Board of the Cuban American National Foundation, Inc., a not-for-profit corporation, since July 1999. Mr. Mas is the brother of Jose R. Mas. Mr. Mas has considerable knowledge and understanding of our operations, challenges and opportunities, as well as of the industries in which we operate.

Class III Directors

Robert J. Dwyer, 68, joined our Board of Directors in October 2004. Mr. Dwyer retired in 1999. Prior to 1999, Mr. Dwyer spent 17 years with Morgan Stanley and Dean Witter Reynolds in various executive positions. Mr. Dwyer is a private investor. He currently serves as a director of Bimini Capital Management, Inc. and Mellon Optima L/S Strategy Fund, LLC and formerly served as a director of the BNY/Ivy Multi-Strategy Hedge Fund, LLC. Mr. Dwyer has numerous charitable and civic interests and has served on boards of several public and private companies. Mr. Dwyer has 33 years experience in financial markets, including capital markets, corporate finance and mergers and acquisitions and general executive management experience.

Frank E. Jaumot, 55, joined our Board of Directors in September 2004. Mr. Jaumot has been the Director of Accounting and Auditing for the certified public accounting firm of Ahearn, Jasco and Company, P.A. since 1991. From 1979 to 1991, Mr. Jaumot was associated with Deloitte & Touche LLP. Mr. Jaumot is a certified public accountant in Florida and Ohio and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He also is a member of the Board of Directors for Junior Achievement of South Florida (a not-for-profit charity) and Bimini Capital Management, Inc. Mr. Jaumot has extensive experience in accounting, financial controls, auditing and SEC reporting.

Jose S. Sorzano, 71, has been a member of our Board of Directors since October 1995. Mr. Sorzano has been Chairman of The Austin Group, Inc., an international corporate consulting firm, since 1989, a director of the Free Cuba Committee since 2000, and Chairman of the Board of Visitors, U.S. Army Western Hemisphere Institute for Security Cooperation. Mr. Sorzano was also Special Assistant to President Reagan for National Security Affairs from 1987 to 1988; Associate Professor of Government, Georgetown University, from 1969 to 1987; and Ambassador and U.S. Deputy Permanent Representative to the United Nations from 1983 to 1985. Mr. Sorzano has significant experience in governmental and international affairs, and international business.

Certain Legal Proceedings

In connection with the bankruptcy in 2000 of Sistemas e Instalaciones de Telecomunicación S.A. (“Sintel”), a former MasTec subsidiary which was sold in 1998, Mr. Jorge Mas was named as a defendant along with other defendants in the matter disclosed in our 2011 Annual Report on Form 10-K solely as a result of his membership on the Sintel and MasTec boards. Mr. Mas was not directly involved in any of the transactions that the Spanish prosecutors allege led to Sintel’s bankruptcy. Mr. Mas believes the claims are frivolous and is vigorously defending against them.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

The Board of Directors, in the exercise of its reasonable business judgment, has determined that a majority of our directors qualify as independent directors pursuant to applicable New York Stock Exchange and SEC rules and regulations. In making the determination of independence, the Board considered that no independent director has a material relationship with MasTec, either directly or as a partner or shareholder of an organization that has a relationship with MasTec or any other relationships that, in the Board’s judgment, would interfere with the director’s independence. Our independent directors are Ernst N. Csiszar, Robert J. Dwyer, Frank E. Jaumot, Julia L. Johnson, Jose S. Sorzano and John Van Heuvelen. John Van Heuvelen has been selected as the lead independent director to preside over all executive sessions of the independent directors. The independent directors meet separately in regularly scheduled executive sessions without management.

The Board of Directors is actively involved in the oversight of risks that could affect MasTec. The committees of the Board are primarily responsible for the oversight of risk as follows: the Audit Committee has oversight over accounting and control risks, as well as risk assessment and risk management, the Compensation Committee has oversight to ensure our compensation and incentive plans do not encourage or incentivize risk taking, the Nominating and Corporate Governance Committee oversees the independence of the Board of Directors, corporate ethics and governance risk, the Finance and Mergers and Acquisitions Committee has oversight over financial policies and financial strategy. However, the full Board has retained responsibility for enterprise-wide risks and for the general oversight of risks. The Board satisfies this responsibility by receiving reports from the committee chairs, as well as regular reports directly from officers of MasTec responsible for particular risks.

The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, including the Executive Committee, the Audit Committee, the Compensation Committee, the Finance and Mergers and Acquisitions Committee and the Nominating and Corporate Governance Committee. Ad hoc committees are formed as needed. The Board and its committees also act by written consent. During 2011, the Board of Directors met on eight occasions. During 2011, each of the current directors attended at least 75% of the aggregate of the Board meetings and the meetings of each committee on which such director served.

In 2010, John Van Heuvelen was appointed lead director of the Board. In this role he is a member of every committee and involved in all committee activities. The lead director is also responsible for facilitating communication between management and the Board.

MasTec separates the roles of Chief Executive Officer and Chairman of the Board or lead director in recognition of the differences between the two roles. The Chief Executive Officer is responsible for determining the strategic direction for the Company and the day-to-day leadership and performance of the Company. The principal responsibility of the Chairman of the Board or lead director is to serve as chief administrative liaison between independent directors and our management and to monitor implementation of Board of Directors’ directives and actions.

The Executive Committee is composed of Jorge Mas, who serves as Chairman, Julia L. Johnson, Robert J. Dwyer and John Van Heuvelen. The principal function of the Executive Committee is to act for the Board of Directors when action is required between full Board meetings subject to certain limitations specified by the Board and applicable law. The Executive Committee met once during 2011.

The Finance and Mergers and Acquisitions Committee is composed of Robert J. Dwyer, who is currently serving as Chairman, Julia L. Johnson and John Van Heuvelen, both of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent under applicable New York Stock Exchange and SEC rules and regulations. The Finance and Mergers and Acquisition Committee is charged with fulfilling the Board of Director’s responsibilities, within certain guidelines established by the Board, relating to the evaluation of MasTec’s financing, merger, acquisition and disposition activities.

The Audit Committee is composed of Frank E. Jaumot, who is currently serving as its Chairman, John Van Heuvelen and Ernst N. Csiszar. The Board of Directors, in the exercise of its reasonable business judgment, has determined that (i) John Van Heuvelen and Frank E. Jaumot each qualifies as an “audit committee financial expert,” (ii) each member of the Audit Committee is financially literate and (iii) each member of the Audit Committee is independent for audit committee purposes under applicable New York Stock Exchange and SEC rules and regulations. The Audit Committee assists the Board of Directors in overseeing MasTec’s financial reporting and legal and regulatory compliance program. The Audit Committee also is required to approve all audit and non-audit services provided by our independent registered public accounting firm, including the scope of such services and fees paid to our independent registered public accounting firm. The Board of Directors has adopted a charter that sets forth the responsibilities of the Audit Committee. During 2011, the Audit Committee met on nine occasions. Please refer to the section entitled “Audit Committee and Audit Related Information” for further information regarding the Audit Committee.

The Compensation Committee is composed of Jose S. Sorzano, who currently serves as Chairman, Frank E. Jaumot, Robert J. Dwyer, Julia L. Johnson and John Van Heuvelen, all of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and SEC rules and regulations. The Compensation Committee is charged with discharging the Board of Director’s responsibilities relating to compensation and evaluation of MasTec’s executive officers, including establishing compensation policies and philosophies for MasTec and its executive officers and reviewing and approving corporate goals and objectives relevant to MasTec’s Chief Executive Officer’s compensation, as well as overseeing MasTec’s incentive compensation plans and equity-based plans that are subject to Board approval. The Compensation Committee has the power to create subcommittees with such powers as the Compensation Committee may from time to time confer to such subcommittees. For a description of the role performed by executive officers in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis.” The Board of Directors has adopted a charter that sets forth the responsibilities of the Compensation Committee. During 2011, the Compensation Committee met on five occasions.

The Nominating and Corporate Governance Committee is composed of Julia L. Johnson, who serves as Chairman, Ernst N. Csiszar, Robert J. Dwyer, John Van Heuvelen and Jose S. Sorzano, all of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and SEC rules and regulations. The Nominating and Corporate Governance Committee is responsible for developing qualifications for members of the Board of Directors, recommending to the Board of Directors candidates for election to the Board of Directors and evaluating the effectiveness and performance of the Board of Directors. The Nominating and Corporate Governance Committee also develops implements and monitors MasTec’s corporate governance principles and its code of business conduct and ethics; monitors and safeguards the Board’s independence; and annually undertakes performance evaluations of the Board committees and the full Board of Directors. The Board of Directors has adopted a charter that sets forth the responsibilities of the Nominating and Corporate Governance Committee. During 2011, the Nominating and Corporate Governance Committee met on four occasions.

The Nominating and Corporate Governance Committee has no specific minimum qualifications for director candidates. In general, however, persons considered for membership on the Board must have demonstrated leadership capabilities, be of sound mind and high moral character and be willing and able to commit the necessary time for Board and committee service. In evaluating potential candidates for service on the Board of Directors, the Nominating and Corporate Governance Committee will consider, consistent with its charter, the candidate’s ability to satisfy the New York Stock Exchange’s and SEC’s independence requirements and the candidate’s ability to contribute to the effective oversight and management of MasTec. The Board of Directors has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of MasTec, taking into account the needs of MasTec, the individual’s experience, perspective, skills and knowledge of the industry in which MasTec operates, and such other factors as the Nominating and Corporate Governance Committee may, in its discretion, deem important to successful service as a director.

The Nominating and Corporate Governance Committee will consider candidates recommended by MasTec shareholders pursuant to written applications submitted to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The information required to be included in any such recommendation is set forth in our bylaws, and the general qualifications and specific qualities and skills established by the committee for directors are included in the Charter of the Nominating and Corporate Governance Committee and our Corporate Governance Guidelines. No recommended nominees were received by the Nominating and Corporate Governance Committee from any shareholder or group of shareholders who beneficially own five percent or more of our common stock for the previous year’s Annual Meeting.

The full text of our current Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee charters, as well as our Corporate Governance Guidelines, are available on MasTec’s website located at www.mastec.com and are available in print to any shareholder who requests them at MasTec, Inc., Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. Our Internet website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

In 2011, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a committee interlock under SEC rules.

Other Corporate Governance Matters

Interested parties who want to communicate with the presiding director or with the independent or nonmanagement directors as a group, with the Board as a whole, any Board committee or any individual Board members, should address their communications to the Board, the Board members or the Board committee, as the case may be, and send them to c/o Corporate Secretary, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134 or call the Corporate Secretary at (305) 406-1849. The Corporate Secretary will forward all such communications directly to such Board members. Any such communications may be made on an anonymous and confidential basis.

MasTec does not have a policy requiring our directors to attend the Annual Meeting. All of our directors attended our 2011 Annual Meeting of Shareholders.

MasTec has adopted a code of business conduct and ethics, called the Code of Business Conduct and Ethics, that applies to all of our directors, officers and employees and includes additional criteria that are applicable to our Chief Executive Officer and senior financial officers. The full text of the Code of Business Conduct and Ethics is available in the Investor section of MasTec’s website at www.mastec.com under the tab “Corporate Governance” and is available in print to any shareholder who requests it. We intend to provide amendments or waivers to our Code of Business Conduct and Ethics for any of our directors and senior officers on our website within four business days after such amendment or waiver. The reference to our website address does not constitute incorporation by reference of the information contained on the website, and such information is not a part of this Proxy Statement.

EXECUTIVE OFFICERS

Our current executive officers are as follows:

Name	Age	Position

Jose R. Mas	40	Chief Executive Officer and Director

Ray Harris	55	President

Robert Apple	62	Chief Operating Officer

C. Robert Campbell	67	Executive Vice President and Chief Financial Officer

Alberto de Cardenas	43	Executive Vice President, General Counsel and Secretary

Biographical information for Mr. Jose R. Mas can be found in the section entitled “Nominees for Class II Directors” beginning on page 5.

Ray Harris became our President on January 25, 2010. Mr. Harris brings to MasTec over 30 years of experience in the utility and energy industries. Most recently he served as President and CEO of Mesa Power, founded by T. Boone Pickens, to develop and finance wind and other renewable energy power projects. In his capacity with Mesa, he primarily concentrated on power project development, acquisition and finance, including the creation of the American Wind Alliance, Mesa’s joint development effort with General Electric. Previously, Mr. Harris has served as Vice President, Renewable Energy for Texas Utilities, Vice President of Marketing for The Shaw Group and held various positions during a 20-year tenure with Southern Company. Mr. Harris is a 1979 engineering graduate of Auburn University.

Robert Apple has been our Chief Operating Officer since December 2006. Previously, Mr. Apple served as group president for MasTec’s energy service operations since 2005. From 2001 to 2004, Mr. Apple was a senior vice president at DIRECTV®, where he was responsible for the installation and service network, warranty program, supply chain management and national dispatch support. From 1997 to 2001, Mr. Apple, while on assignment from Hughes Electronics/DIRECTV® Latin America to Telefonica S.A., served as Chief Operating Officer and Board member of Via Digital, a direct broadcast satellite company and Telefonica affiliate. From 1985 to 1996, Mr. Apple served in various capacities within the Hughes Electronics organization, including as Chief Executive Officer of Hughes Electronics-Spain, Vice President of Hughes Europe and as a program manager for a Hughes Electronics training and support systems group.

C. Robert Campbell has been our Executive Vice President and Chief Financial Officer since October 2004. Mr. Campbell has over 30 years of senior financial management experience. From 2002 to 2004, he was Executive Vice President and CFO for TIMCO Aviation Services, Inc. From 1998 to 2000, Mr. Campbell was the President and CEO of BAX Global, Inc. and from 1995 to 1998 Executive Vice President-Finance and CFO for Advantica Restaurant Group, Inc. From 1974 until 1995, Mr. Campbell held various senior management positions with Ryder Systems, Inc., including 10 years as Executive Vice President and CFO of its Vehicle Leasing and Services Division. Mr. Campbell, who is a Certified Public Accountant, has a Bachelor of Science degree in Industrial Relations from the University of North Carolina, an MBA from Columbia University and a Master of Science in Accounting from Florida International University.

Alberto de Cardenas has been our Executive Vice President, General Counsel and Secretary responsible for all of MasTec’s corporate and operational legal matters and corporate secretary matters since November 2005. From March 2003 to November 2005, Mr. de Cardenas was Senior Vice President and General Counsel and from January through March 2003, Mr. de Cardenas was Vice President and Corporate General Counsel of Perry Ellis International, Inc. From September 1996 through December 2002, Mr. de Cardenas was a corporate and securities attorney at Broad and Cassel. From September 1990 to July 1993, Mr. de Cardenas was an accountant at Deloitte & Touche LLP.

COMPENSATION DISCUSSION AND ANALYSIS

What is Our General Philosophy Regarding Executive Pay?

The Company’s goals for its executive compensation program are to attract, motivate and retain a talented, entrepreneurial and innovative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish these goals in a way that rewards both Company and individual performance and aligns with our shareholders’ long-term interests. In 2011, the Company’s revenue grew to approximately $3.0 billion, representing an increase of $0.7 billion or 30% over the prior year. Net income grew to approximately $106 million in 2011, an increase of approximately $15.5 million or 17% over the prior year.

The compensation for the named executive officers consists of three elements—long-term equity awards in the form of restricted stock awards, annual cash bonuses, and base salaries—that are designed to reward performance in a simple and straightforward manner. The Company’s executive compensation program is intended to promote and retain stability within the executive team. The Company expects each of its executive officers to contribute to the Company’s overall success as a member of the executive team rather than focus solely on specific objectives within the officer’s area of responsibility. All of the named executive officers have employment agreements with the Company. When we set compensation amounts and select compensation components for our executive management we strive to reward the achievement of both short-term and long-term results that will promote earnings growth and stock appreciation. Overall, our compensation philosophy is intended to provide fair base pay levels with meaningful upside opportunity to promote strong performance. This compensation philosophy extends to all levels of our management.

How Do We Determine Our Compensation Levels?

Team-Based Approach and Performance Expectations. Each named executive officer is a member of the Company’s executive team. The compensation program for the named executive officers is based on two principles. First, each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. The Company believes that executives who underperform should either be removed from the executive team with their compensation adjusted accordingly or be dismissed from the Company. Second, each named executive officer must contribute as a member of the executive team to the Company’s overall success rather than focus solely on specific objectives within the officer’s area of responsibility. This team-based approach requires that the Company carefully consider the relative compensation levels among all executive team members to ensure that its compensation programs are applied consistently and equitably.

Discretion and Judgment of the Compensation Committee.

The Compensation Committee of our Board of Directors is responsible for assessing recommendations of pay and approving pay levels for executive management. We target our compensation levels with the following goals in mind: (a) fair base pay and benefits; (b) short-term and long-term incentives that reward performance and share value appreciation; and (c) appropriate levels of security and benefits that are needed to attract and retain talented and qualified executives. The Compensation Committee determines all compensation for the named executive officers. Each year, the Compensation Committee conducts an evaluation of each named executive officer to determine if changes in the officer’s compensation are appropriate based on the considerations described below. Mr. Mas does not participate in the Compensation Committee’s deliberations or decisions with regard to his own compensation. At the Compensation Committee’s request, the CEO provides input for the Compensation Committee to consider regarding the performance and appropriate compensation of the named executive officers other than himself. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other named executive officers because of his direct knowledge of each executive. The Compensation Committee reviews those recommendations for non-CEO executive compensation and then determines the compensation levels for all such persons. The Compensation Committee’s decisions are then either approved or modified by the Board of Directors.

The Role of Peer Companies and Benchmarking.

The Compensation Committee identified a group of peer companies to use for compensation comparison purposes for 2011. In determining the peer group, the Compensation Committee selected U.S.-based, stand-alone, publicly traded companies that, in its view, compete with the Company for talent, provide similar services and generate comparable revenue. The following is the complete list of peer companies used for 2011 compensation review purposes: Dycom Industries, Inc., MYR Group Inc., Pike Electric Corporation, Quanta Services, Inc. and Tetra Tech Inc. The Compensation Committee reviewed information regarding both executive compensation and entity performance at peer companies and considered that information, among other things, when it determined total compensation levels that it believed were commensurate with the Company’s performance; however, the Compensation Committee, did not, and does not intend to, set compensation components to meet specific benchmarks, such as setting salaries “above the median” or awarding equity compensation “at the 75th percentile.” The Compensation Committee further believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by the named executive officers because compensation benchmarking does not take the specific performance of the named executive officers, or the performance of the Company, into account.

The Role of Shareholder Say-on-Pay Votes.

The Company provides its shareholders with the opportunity to cast an advisory vote on executive compensation (a “say-on-pay proposal”) every three years. At the Company’s 2011 Annual Meeting of Shareholders, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee viewed our shareholders’ approval of the say-on-pay proposal as support for Company’s executive compensation philosophy and programs, and the Compensation Committee did not change its compensation philosophy or programs in 2011. The Compensation Committee will consider the outcome of future say-on-pay proposals when determining executive compensation in subsequent years.

What Components of Compensation Do We Use?

The three primary components of compensation for our organization are salary, bonuses and equity incentives (restricted stock and stock options). Each is described in more detail below.

Salary

Salaries initially are negotiated and set forth in employment agreements between each of our executives and us. Thereafter, our Compensation Committee reviews the salaries of our executive management annually. Salaries are established by (a) reviewing the performance of the executive, (b) adjusting (upwards or downward) to reflect individual qualifications, job uniqueness and performance and (c) engaging in discussions between the CEO and the Compensation Committee in order to make revisions as needed. All of the salaries of our executive management team are the salaries negotiated in their respective employment agreements, except for Jose Mas and Albert de Cardenas. The Compensation Committee approved an increase in Mr. Mas’ base salary from $669,500 to $980,000 and an increase in Mr. de Cardenas’ base salary from $324,450 to $350,000 effective April 1, 2012. The Compensation Committee increased Mr. Mas’ salary upon completion of his annual review. As part of the review, the committee reviewed the compensation for the CEO’s of several competitors including; Dycom Industries, Inc., MYR Group Inc., Pike Electric, Inc., Quanta Services, Inc., and Tetra Tech, Inc. The committee awarded the increase based upon the competitive review as well as Mr. Mas’ strong performance as CEO reflected in our record operating performance and strategic acquisitions effected during his tenure. The committee awarded Mr. de Cardenas an increase upon completion of his annual review. On May 6, 2011 Mr. Apple received a 2% cost of living salary increase to $453,200. Mr. Campbell executed a new employment agreement effective August 15, 2011 which increased his base salary to $453,200 from $412,000.

Bonuses

All members of our executive management team are eligible to receive cash bonuses based upon performance. Each executive’s employment agreement provides that he is entitled to receive an annual bonus of up to 100% of his base salary based upon performance, except Mr. de Cardenas who is eligible for annual bonuses of up to 50% of his base salary and Mr. Harris who is entitled to an annual cash bonus of $500,000 per his employment agreement. Except for Mr. Harris, all bonuses are determined by the Compensation Committee as of the close of each fiscal year and are paid shortly thereafter.

The Compensation Committee determined that 2011 bonuses would not be based upon any predetermined specific quantitative or qualitative performance targets, but instead would be determined by the Compensation Committee, in its discretion, at the close of the fiscal year based upon the overall performance of MasTec and the executive. The Compensation Committee awarded cash bonuses for 2011 on the basis of MasTec’s continued improvement despite a difficult economic environment, a strong balance sheet, a new $600 million credit facility and the successful integration of several key strategic acquisitions. Messrs. Mas, Apple, Campbell and de Cardenas received $1,500,000, $500,000, $425,000 and $350,000, respectively. See the 2011 Summary Compensation Table for details. Except for Mr. Harris’ bonus, which is fixed pursuant to his employment agreement with us, the Compensation Committee has determined that, in 2012, bonuses will be based upon certain performance criteria determined in accordance with the MasTec, Inc., Annual Incentive Plan for Executive Officers, which we refer to as the Executive AIP, subject to shareholder approval of the Executive AIP at the Annual Meeting.

MasTec, Inc. Annual Incentive Plan for Executive Officers.

On December 15, 2011, our Board adopted the Executive AIP. The Executive AIP will provide certain of our executive officers the opportunity to receive annual bonuses that are intended to qualify as “performance-based” compensation under Internal Revenue Code Section 162(m). Please see Proposal 3 of this Proxy Statement for a more detailed summary of the Executive AIP and the full text of the Executive AIP which is attached to this Proxy Statement as Annex A. Subject to shareholder approval at the Annual Meeting, the Executive AIP will be effective for fiscal year 2012 and beyond. Executive officers eligible to receive an award under the AIP will be selected by the Compensation Committee not later than 90 days following the start of each fiscal year, at which time the Compensation Committee will determine the maximum amount of the award opportunity. Awards under the Executive AIP will be paid only if we have positive “Consolidated EBITDA,” which is generally calculated by taking the Company’s consolidated net income, determined in accordance with generally accepted accounting principles, and adding back any deductions for interest, depreciation, amortization, income taxes and certain other deductions and subtracting certain items of income or gain. The term “Consolidated EBITDA” is more fully described in Proposal 3 of this Proxy Statement. The maximum award payable to any executive officer under the Executive AIP is the lesser of 2% of Consolidated EBITDA for the year for which the award is payable or $5 million; however, the Compensation Committee may, in its discretion, specify a lesser maximum award opportunity for a participant in any fiscal year. Even if the performance goal for a particular executive officer is achieved, the maximum award may not necessarily become payable to such executive because the Compensation Committee retains “negative discretion”. Negative discretion allows the Compensation Committee to reduce the award based upon its assessment of the Company’s actual performance and the executive’s individual performance. Awards under the Executive AIP may be paid in the form of cash, restricted stock units, restricted stock or any combination of the foregoing, as determined by the Compensation Committee in its sole discretion. Awards in the form of restricted stock units or restricted stock will be issued under the MasTec, Inc. 2003 Employee Stock Incentive Plan, as amended from time to time, or any other plan adopted by the Company pursuant to which such awards may be granted.

Other Bonuses

Additionally, we occasionally pay cash bonuses in connection with the execution of employment agreements for new employees as necessary to attract qualified professionals. No members of the executive management team received any cash bonus in connection with the execution of an employment agreement.

Equity Compensation

We believe that equity ownership by executive management is important in order to align our long-term rewards program with the interests of our shareholders. Additionally, long-term awards are needed to attract and retain talented and success-driven employees.

All executive management equity awards are granted at regularly scheduled meetings, other than those granted upon execution of employment agreements, and the exercise prices of all options are set at the closing price of our common stock on the New York Stock Exchange on the date of the grant. We do not have a program, plan, or practice of timing equity award grants in order to benefit our executive officers or in coordination with the release of material non-public information.

It has been our practice to award equity to each executive officer upon the execution of his or her employment agreement. Option grants to new executives generally vest over a period of two to five years, and no options vest before the one-year anniversary of the option grant, with most vesting at the end of the two to five year period. Similarly, restrictions on restricted stock awards generally lapse in two to five years, and no restrictions lapse prior to the end of the one year anniversary of the stock grant. Mr. Mas received 100,000 restricted shares upon the execution of his employment agreement on April 18, 2007. The shares all vest at the end of five years. Mr. de Cardenas received 5,000 restricted shares upon the execution of his employment agreement on February 27, 2008. Mr. Apple received 37,500 shares upon the execution of his employment agreement on January 1, 2010. Mr. Harris received 100,000 shares upon the execution of his employment agreement on January 25, 2010. Mr. Campbell received 20,000 shares upon the execution of his employment agreement on September 8, 2011. The shares granted to Messrs. Harris, Apple, Campbell and de Cardenas upon execution of their respective employment agreements vest or vested on the third anniversary of the respective dates of such grants.

In addition, our Compensation Committee periodically recommends, and our Board of Directors approves, the award of additional grants for our named executive officers. These grants are discretionary and intended to align our executive officers’ interests with those of our shareholders. The awards are also granted as a retention tool and generally vest at the end of a three year period. Other than the equity awards granted upon execution of employment agreements described above, on March 19, 2012, Messrs. Mas, Apple, Campbell and de Cardenas received 40,388 shares, 13,463 shares, 11,443 shares, and 11,443 shares of restricted stock, respectively, which will vest at the end of three years. The number of shares granted was determined by the Compensation Committee, in its discretion, at the close of the fiscal year based upon the overall performance of MasTec and each executive. The Compensation Committee awarded the restricted stock for 2011 performance on the basis of MasTec’s continued improvement despite a difficult economic environment, a strong balance sheet, a new $600 million credit facility and the successful integration of key strategic acquisitions. As of March 9, 2012, no other equity awards have been granted in 2012. Equity awards are made pursuant to our 2003 Employee Stock Incentive Plan, which first was approved by both our Board of Directors and our shareholders in 2003 (the “SIP”). The SIP was amended and restated, and approved by our Board of Directors, in 2006.

The Compensation Committee administers our SIP. The administrator has the authority to determine the terms and conditions of the awards made under the SIP.

Retirement Benefits

401(k) Plan

We maintain a 401(k) plan for all employees who have completed at least thirty days of service. Our executives may participate in the plan but, in general, their contributions may be limited under the current rules affecting highly compensated employees. We make discretionary matching contributions to the plan paid 50% in cash and 50% in MasTec common stock. The amount of the matching contribution is determined by the CEO on an annual basis. For 2010, our matching contribution was 100% of the first 1% of compensation that each eligible participant elected to contribute to the plan that year. Effective January 1, 2011 our matching contributions have been increased to 100% of the first 2.5% of compensation that each eligible participant elected to contribute to the plan that year up to a maximum of $2,500 per year. Company matching contributions vest at a rate of 1/3 per year of service. An employee’s elective contributions are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made. The amounts of our matching contributions for 2011, 2010 and 2009 under the 401(k) Plan are included in the “All Other Compensation” column of the Summary Compensation Table on page 17.

In 2008, our Board of Directors adopted the MasTec Non-Qualified Deferred Compensation Plan. Certain management and highly compensated employees, including executive officers, are eligible to participate in the plan. The plan is intended to provide this group of employees with an opportunity on a voluntary basis to defer compensation without regard to the legal limits imposed on our qualified 401(k) plan. Under the plan, participants are allowed to defer up to 50% of their base salary and 100% of their bonus in any given year. We make discretionary matching contributions into the plan. The amount of the matching contribution is determined on an annual basis. For 2010, our matching contribution was 100% of the first 1% of compensation that each eligible participant elected to contribute to the plan that year. Effective January 1, 2011 our matching contributions have been increased to 100% of the first 2.5% of compensation that each eligible participant elected to contribute to the plan that year up to a maximum of $2,500 per year. Company matching contributions vest at a rate of 1/3 per year of service. An employee’s elective contributions are 100% vested when contributed. Our Board of Directors or the Compensation Committee may, in its sole discretion, but is not required to, credit a contribution to any participants account under the Plan. Such contributions may be smaller or larger than the amount credited to any other participant in any given year. Participants may obtain distributions from the plan only on termination of employment or for elected in-service distributions at which time the distribution will be fully taxable to the employee.

Split Dollar Benefit and Deferred Bonus Agreements

Effective as of August 3, 2004, MasTec and Jose Mas entered into a split dollar agreement wherein MasTec agreed to pay premiums on a life insurance policy with an aggregate face amount of $11 million. Under the terms of the agreement, MasTec was the sole owner and beneficiary of the policy and was entitled to recover the greater of (i) all premiums it pays on the policy plus interest equal to four percent, compounded annually, or (ii) the aggregate cash value of the life insurance policy immediately prior to the death of the insured. The remainders of the policy’s proceeds were to be paid in accordance with Jose Mas’ designations. MasTec was to make the premium payments until the agreement was terminated, which would occur only upon any of the following events: (i) bankruptcy, or dissolution of MasTec, or (ii) a change of control of MasTec.

On April 3, 2007, MasTec and Jose Mas entered into a deferred bonus agreement in which MasTec agreed to pay Mr. Mas a bonus in the event the split dollar agreement Mr. Mas had entered into with MasTec was terminated due to a change of control. The amount of the bonus was equal to the total premium payments made by MasTec under the terms of the split dollar agreements, plus interest of four percent, compounded annually. The bonus was to be paid within 60 days after termination of the split dollar agreement.

On October 28, 2009, the split dollar and deferred bonus agreements between Jose Mas and the Company were amended and restated in their entirety. The amended and restated split dollar agreement provides that one or more life insurance policies may be subject to the agreement. At this time, however, the only policy subject to the agreement is the one acquired pursuant to the original agreement. MasTec remains the sole owner and beneficiary of any policy subject to the agreement, and upon the death of the insured, MasTec is entitled to receive a portion of the death benefit equal to the greater of (i) all premiums paid by MasTec on such policy or (ii) the then cash value of such policy immediately before the death of the insured, excluding surrender charges. Upon termination of the agreement, Jose Mas has an option to purchase each policy subject to the agreement for a purchase price equal to the greater of those two amounts. The amount of the deferred bonus under the amended and restated deferred bonus agreement that is payable upon termination of the split dollar agreement is equal to the sum of the following amounts determined with respect to each policy subject to the split dollar agreement: the greater of (i) all premiums paid by MasTec under the terms of such policy or (ii) the then cash value of such policy immediately prior to the change in control, excluding surrender charges. All other material provisions of the split dollar and deferred bonus agreements remain unchanged. See “Related Person Transactions” for additional information concerning the split dollar and deferred bonus agreements, including the amount of premiums paid in 2011.

Benefits and Perks

In keeping with our philosophy that senior executive compensation should be variable with corporate performance, the Compensation Committee prefers to compensate our named executive officers in cash and equity rather than benefits and perquisites. However, we do provide a limited number of standard benefits and perquisites to our named executive officers in order for us to be successful in attracting and retaining executives in a competitive marketplace. The total amount of benefits and perquisites provided to the named executive officers during 2011 was only a small percentage of each executive officer’s total compensation. These amounts are included in the second to last column of the Summary Compensation Table at page 17 under “All Other Compensation” and related footnotes.

Employment Agreements

We generally negotiate employment agreements with our named executive officers. The purpose of these arrangements is to secure qualified executives for leadership positions in our organization as well as to protect our intellectual property by virtue of restrictive covenants contained in the agreements. As of March 9, 2012, we had employment agreements with all of our named executive officers for their current positions.

Termination of Employment and Change in Control Agreements

Our employment agreements provide for the payment of certain compensation and benefits in the event of the termination of an executive’s employment, including in connection with a change in control of the Company. The amount payable varies depending upon the reason for such termination. The Compensation Committee has reviewed the material terms of these termination provisions, and believes they are reasonable and appropriate.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits our ability to deduct compensation in excess of $1 million each to certain of our executives unless the compensation qualifies as “performance-based compensation,” as defined in Section 162(m). In structuring the compensation arrangements, we considered the requirements and consequences of Section 162(m). On December 15, 2011, our Board adopted the Executive AIP, which, if approved by our shareholders, will provide for the payment of performance-based annual bonuses to certain of our executive officers that are intended to qualify as “performance-based compensation,” which is exempt from the Section 162(m) deduction limitations. Although we have taken into account the potential application of Section 162(m) on incentive compensation awards and other compensation decisions, we did in 2011 and may in the future approve compensation in excess of $1 million for certain of our executives that does not qualify as “performance-based compensation,” for purposes of Section 162(m) in order to ensure competitive levels of compensation for our executive officers.

Accounting for Share-Based Compensation

Before granting stock-based compensation awards, the Compensation Committee considers the accounting impact of the award as structured and under various other scenarios in order to analyze the expected impact of the award.

Stock Ownership Guidelines and Requirements

We do not maintain any stock ownership guidelines or requirements for our named executive officers, but our Compensation Committee periodically monitors such ownership.

2011 Summary Compensation Table

The following table summarizes the compensation information for the years ended December 31, 2011, 2010 and 2009 for our chief executive officer, chief financial officer and our other three most highly compensated executive officers as of the end of 2011. We refer to these persons as our named executive officers elsewhere in this Proxy Statement.

Name & Principal Position	Year	Salary	Bonus (2)	Stock Awards (3)	All Other Compensation (4)	Total
Jose R. Mas, CEO (1)	2011	$662,375	$1,500,000	$650,000	$32,673	$2,845,048
	2010	$607,308	$1,300,000	$0	$24,704	$1,932,012
	2009	$500,000	$400,000	$0	$173,637	$1,073,637
Ray Harris, President	2011	$500,000	$500,000	$124,994	$15,568	$1,140,562
	2010	$453,135	$500,000	$1,296,000	$14,302	$2,263,437
Robert Apple, COO	2011	$448,377	$500,000	$307,992	$20,670	$1,277,039
	2010	$438,615	$572,000	$486,000	$24,031	$1,520,646
	2009	$400,000	$300,000	$0	$20,412	$720,412
C. Robert Campbell, EVP & CFO	2011	$421,877	$425,000	$693,209	$34,832	$1,574,918
	2010	$400,000	$520,000	$0	$36,068	$956,068
	2009	$390,193	$275,000	$230,500	$37,589	$933,282
Alberto de Cardenas, EVP, General Counsel & Secretary	2011	$320,997	$350,000	$157,509	$13,429	$841,935
	2010	$315,280	$250,000	$96,450	$13,884	$675,614
	2009	$315,000	$175,000	$0	$9,439	$499,439

(1)	Mr. Jose R. Mas became our Chief Executive Officer in April 2007. From April 2007 to January 2010 he was also our President.
(2)	Amounts included in this column represent discretionary cash bonuses awarded for 2009, 2010 and 2011.
(3)	Amounts shown in this column represent the fair value of the awards as of date of issuance computed in accordance with FASB ASC Topic 718. Restricted stock awards were valued at the closing market price of our common stock on the date of grant. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 11 in our Consolidated Financial Statements, which are contained in our Annual Report on Form 10-K for the year ended December 31, 2011.
(4)	All other compensation consists of the following:

Name & Principal Position	Year	Car lease or car allowance	Matching Contributions to 401k	Matching Contributions to Deferred Compensation Plan	Premium paid for Split Dollar Life Insurance Policy		Golf Membership	Other(1)	Total
Jose R. Mas, CEO (2)	2011	$19,200	—	—	$12,430	(3)	—	$1,043	$32,673
Ray Harris, President	2011	$9,000	$2,500	$2,500	—		—	$1,568	$15,568
Robert Apple, COO	2011	$18,595	—	—	—		—	$2,075	$20,670
C. Robert Campbell, EVP & CFO	2011	$18,394	$2,500	$2,500	—		$10,509	$929	$34,832
Alberto de Cardenas, EVP, General Counsel & Secretary	2011	$7,278	$2,500	$2,500	—		—	$1,151	$13,429

(1)	The amounts shown in this column include premiums for Executive Supplemental Long Term Disability for Messrs. Mas, Harris, Apple, Campbell and de Cardenas for 2011.
(2)	Mr. Jose R. Mas became our Chief Executive Officer in April 2007. From April 2007 to January 2010 he was also our President.
(3)	The amounts shown in this column for Mr. Mas include imputed income with respect to a life insurance policy owned by MasTec on the life of Jose R. Mas. Pursuant to Mr. Mas’ split dollar agreement, MasTec is entitled to recover out of the death benefit proceeds, the greater of all premiums it pays on the policies or the cash surrender value of the life insurance policy upon the death of the insured. The balance of the death benefit would be paid to the beneficiaries designated by Mr. Mas. See “Split Dollar Benefit and Deferred Bonus Agreements” for a description of the split dollar agreements that MasTec has entered into with Mr. Mas.

Grants of Plan-Based Awards in 2011

The following table provides additional information about the plan based awards granted to the named executive officers for the year ended December 31, 2011.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock & Option Awards
Jose R. Mas, CEO	3/20/2011	32,845		$650,000	(2)
Ray Harris, President	3/20/2011	6,316		$124,994	(2)
Robert Apple, COO	3/20/2011	15,563		$307,992	(2)
C. Robert Campbell, EVP & CFO	3/20/2011 9/8/2011	14,149 20,000	$ $	280,009 413,200	(2) (3)
Alberto de Cardenas, EVP, General Counsel & Secretary	3/20/2011	7,959		$157,509	(2)

(1)	Represents shares of restricted stock granted under the SIP, which vest three years after the grant date.
(2)	The grant date value of the restricted stock award is based on the closing market price of $19.79 for our common stock on March 20, 2011.
(3)	The grant date value of the restricted stock award is based on the closing market price of $20.66 for our common stock on September 8, 2011.

Outstanding Equity Awards as of December 31, 2011

The following table sets forth our outstanding equity awards as of December 31, 2011 for our named executive officers.

	Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (8)
		Exercisable	Unexercisable
Jose R. Mas, CEO(7)	8/14/2003	150,000		$7.74	8/14/2013
	8/5/2005	150,000		$9.67	8/5/2015
	4/18/2007					100,000	(1)	$1,737,000
	3/20/2011					32,845	(5)	$570,518
Ray Harris, President	1/26/2010					100,000	(3)	$1,737,000
	3/20/2011					6,316	(5)	$109,709
Robert Apple, COO	4/4/2005	50,000		$7.60	4/4/2015
	11/1/2005	40,000		$10.01	11/1/2015
	8/3/2006	100,000		$12.93	8/3/2016
	1/26/2010					37,500	(3)	$651,375
	3/20/2011					15,563	(5)	$270,329
C. Robert Campbell, EVP & CFO	10/12/2004	100,000		$5.37	10/12/2014
	11/1/2005	40,000		$10.01	11/1/2015
	8/3/2006	75,000		$12.93	8/3/2016
	8/17/2009					25,000	(2)	$434,250
	3/20/2011					14,149	(5)	$245,768
	9/8/2011					20,000	(6)	$347,400
Alberto de Cardenas, EVP, General Counsel & Secretary	11/16/2005	90,000		$10.13	11/16/2015
	1/22/2010					7,500	(4)	$130,275
	3/20/2011					7,959	(5)	$138,248

(1)	These shares were awarded on April 18, 2007 and vest on April 18, 2012.
(2)	These shares were awarded on August 17, 2009 and vest on August 15, 2012.
(3)	These shares were awarded on January 26, 2010 and Mr. Apple’s vest on January 1, 2013 and Mr. Harris’ shares vest on January 25, 2013.
(4)	These shares were awarded on January 22, 2010 and vest on January 22, 2013.
(5)	These shares were awarded on March 20, 2011 and vest on March 20, 2014.
(6)	These shares were awarded on September 8, 2011 and vest on August 15, 2014.
(7)	Mr. Jose R. Mas became our Chief Executive Officer in April 2007. From April 2007 to January 2010 he was also our President.
(8)	The market value of the shares was calculated based upon the closing market price of our common stock of $17.37 per share, as reported by the New York Stock Exchange on December 30, 2011.

Options Exercised and Stock Vested in Fiscal Year 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert Apple, COO			20,000	$416,000	(1)
C. Robert Campbell, EVP & CFO			15,000	$312,000	(1)
Alberto de Cardenas, EVP, General Counsel & Secretary			5,000	$72,950	(2)

(1)	The market value of the shares was calculated based upon the closing market price of our common stock of $20.80 per share, as reported by the New York Stock Exchange on March 31, 2011.
(2)	The market value of the shares was calculated based upon the closing market price of our common stock of $14.59 per share, as reported by the New York Stock Exchange on December 31, 2010.

Nonqualified Deferred Compensation

The following table sets forth the employer and employee contributions to, earnings under, and aggregate balances of nonqualified defined contribution and other deferred compensation plans we maintain.

Name	Executive Contributions in 2011(1)	Registrant Contributions in 2011(1)	Aggregate Earnings in 2011(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2011
Jose R. Mas, CEO (2)	—	—	($35,207)	—	$830,238
Ray Harris, President	$5,090	$2,500	$449	—	$18,787
Robert Apple, COO	—	—	$588	—	$86,586
C. Robert Campbell, EVP & CFO	$172,188	$2,500	($26,677)	—	$635,346
Alberto de Cardenas, EVP & General Counsel & Secretary	$13,852	$2,500	$620	—	$23,833

(1)	Contributions made to MasTec’s non-qualified deferred compensation plans by and on behalf of named executive officers for 2011.
(2)	On April 3, 2006, MasTec and Jose R. Mas entered into a deferred bonus agreement in which we agreed to pay Mr. Mas a bonus in the event the split dollar agreement with Mr. Mas described in “Split Dollar Benefit and Deferred Bonus Agreements” was terminated due to a change of control of MasTec. The amount in the Aggregate Balance at December 31, 2011 column represents the sum of all of the premiums paid by MasTec pursuant to the arrangement.

Potential Payments upon Change in Control and Termination of Employment

Each of the named executive officers has an employment agreement with us that provides for us to make continued payments and provide certain benefits to the executive upon termination of employment with our company. Each of the employment agreements also provides for each of the named executive officers to receive certain payments in the event of a change in control, as follows:

•

Jose R. Mas. Mr. Mas would become entitled to receive one and a half times his base salary and average performance bonuses during the term of his employment agreement, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as provided for in the employment agreement.

•

Ray Harris. Mr. Harris would become entitled to one and a half times his base salary and bonus, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for a period of 12 months.

•

Robert Apple. Mr. Apple would become entitled to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for a period of 12 months.

•

C. Robert Campbell. Mr. Campbell would become entitled to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for a period of 12 months.

•

Alberto de Cardenas. Mr. de Cardenas would become entitled to two times his base salary, the immediate vesting of any unvested options and restricted stock and the continuation of benefits as set forth in his employment agreement for a period of 12 months.

For these purposes, “Change in Control” generally means:

•

Acquisition By Person of Substantial Percentage. The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding MasTec, any “parent” or “subsidiary” of MasTec or any employee benefit plan of MasTec) of a sufficient number of shares of the common stock, or securities convertible into the common stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving MasTec or any “parent” or “subsidiary” of MasTec, to constitute the Person the actual or beneficial owner of 51% or more of the Common Stock;

•

Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of MasTec or of any “subsidiary” of MasTec to a Person described above; or

•

Substantial Change of Board Members. During any of MasTec’s fiscal years, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

For purposes of this definition, the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under Section 12 of the 1934 Act.

Each of the named executive officers’ employment agreements also provides that the named executive officers would be entitled to receive certain payments in the event that their respective employments were terminated as follows:

•

Jose R. Mas. Following termination of Mr. Mas’ employment by us without cause or by Mr. Mas for good reason, Mr. Mas would receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the Agreement and benefits from the date of termination for twelve months. In the event Mr. Mas’ employment is terminated by MasTec as a result of death or disability, then Mr. Mas or his estate will receive an amount equal to his base salary and the pro-rata portion of his annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•

Ray Harris. Following termination of Mr. Harris’ employment by us without cause (as defined in the agreement) or by Mr. Harris for good reason (as defined in the agreement), Mr. Harris would receive his base salary, his bonus, a pro rata portion of his bonus earned through the date of termination, immediate vesting of 2,778 shares for every month or partial month Mr. Harris was employed and the remainder of any shares shall vest on the initial vesting date. Mr. Harris shall also receive certain employee benefits set forth in the agreement from the date of termination for six months. In the event Mr. Harris’ employment is terminated by MasTec as a result of death or disability, then Mr. Harris or his estate will receive a lump sum equal to his base salary and bonus as of the date of death or disability, and all unvested restricted stock shall immediately vest.

•

Robert Apple. Following termination of Mr. Apple’s employment by us without cause (as defined in the agreement) or by Mr. Apple for good reason (as defined in the agreement), Mr. Apple would receive his base salary, an amount equal to the average of the performance bonuses he received during the last three calendar years and certain employee benefits set forth in the agreement from the date of termination for twelve months. In the event Mr. Apple’s employment is terminated by MasTec as a result of death or disability, then Mr. Apple or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•

C. Robert Campbell. Following termination of Mr. Campbell’s employment by us without cause (as defined in the agreement) or by Mr. Campbell for good reason (as defined in the agreement), Mr. Campbell will receive his base salary, an amount equal to the average of the performance bonuses he received during the last three calendar years and certain employee benefits set forth in the agreement from the date of termination for twelve months. In the event Mr. Campbell’s employment is terminated by MasTec as a result of death or disability, then Mr. Campbell or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability, and all unvested options and restricted stock shall immediately vest.

•

Alberto de Cardenas. Following termination of Mr. de Cardenas by us without cause or by Mr. de Cardenas for good reason, Mr. de Cardenas will receive his base salary and benefits for a period of twelve months from the date of termination. In the event Mr. de Cardenas’ employment is terminated by us as a result of death or disability, then Mr. de Cardenas or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

The following tables illustrate the payments and benefits that each named executive officer would have received under his employment agreement if his employment with MasTec had terminated on December 31, 2011 for any of the reasons described in the table. The amounts presented in the tables are estimates and do not necessarily reflect the actual value of the payments and of the benefits that would be received by the named executive officers, which would only be known at the time that employment actually terminates.

Estimates of the amount that would be payable in the event that a change in control had occurred on December 31, 2011 are quantified in the following tables:

Executive: Jose R. Mas

Executive Benefits upon Change in Control and Termination of Employment	Disability	Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary			$669,500	$1,004,250
Performance Bonus			$1,262,500	$1,893,750
Total Cash Severance			$1,932,000	$2,898,000
Long Term Incentives
Value of Accelerated Stock Grants (1)	$2,307,518	$2,307,518	$2,307,518	$2,307,518
Benefits & Perquisites
Health & Welfare Benefits			$15,585	$15,585
Company Car			$19,200	$19,200
Total Benefits & Perquisites			$34,785	$34,785
Section 280G Tax Gross-Up (2)

OVERALL TOTAL	$2,307,518	$2,307,518	$4,274,303	$5,240,303

(1)	Represents the amount of the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 30, 2011 ($17.37) multiplied by the number of restricted shares that would have been subject to accelerated vesting.
(2)	Mr. Mas is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Internal Revenue Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Mas generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Mas’ W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Mas would result in an “excess parachute payment” and thus result in an excise tax.

Executive: Ray Harris

Executive Benefits upon Change in Control and Termination of Employment	Disability	Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary	$500,000	$500,000	$500,000	$750,000
Bonus	$500,000	$500,000	$500,000	$750,000
Total Cash Severance	$1,000,000	$1,000,000	$1,000,000	$1,500,000
Long Term Incentives
Value of Accelerated Stock Grants (1)	$1,846,709	$1,846,709	$1,846,709	$1,846,709
Benefits & Perquisites
Health & Welfare Benefits			$1,568	$1,568
Company Car			$9,000	$9,000
Total Benefits & Perquisites			$10,568	$10,568

OVERALL TOTAL	$2,846,709	$2,846,709	$2,857,277	$3,357,277

(1)	Represents the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 30, 2011 ($17.37), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Executive: Robert Apple

Executive Benefits upon Change in Control and Termination of Employment	Disability	Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary			$453,200	$679,800
Performance Bonus			$643,331	$964,996
Total Cash Severance			$1,096,531	$1,644,796
Long Term Incentives
Value of Accelerated Stock Grants (1)	$921,704	$921,704	$921,704	$921,704
Benefits & Perquisites
Health & Welfare Benefits			$16,617	$16,617
Company Car			$18,595	$18,595
Total Benefits & Perquisites			$35,212	$35,212

OVERALL TOTAL	$921,704	$921,704	$2,053,447	$2,601,712

(1)	Represents the amount by which the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 30, 2011 ($17.37), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Executive: C. Robert Campbell

Executive Benefits upon Change in Control and Termination of Employment	Disability	Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary			$453,200	$679,800
Performance Bonus			$570,833	$856,250
Total Cash Severance			$1,024,033	$1,536,050
Long Term Incentives
Value of Accelerated Stock Grants(1)	$1,027,418	$1,027,418	$1,027,418	$1,027,418
Benefits & Perquisites
Health & Welfare Benefits			$7,234	$7,234
Company Car			$18,394	$18,394
Total Benefits & Perquisites			$25,628	$25,628

OVERALL TOTAL	$1,027,418	$1,027,418	$2,077,079	$2,589,096

(1)	Represents the amount by which the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 30, 2011 ($17.37), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Executive: Alberto de Cardenas

Executive Benefits upon Change in Control and Termination of Employment	Disability	Death	Termination without Cause or Resignation with Good Reason	Change of Control
Base Salary			$324,450	$648,900
Total Cash Severance			$324,450	$648,900
Long Term Incentives
Value of Accelerated Stock Grants (1)	$268,523	$268,523	$268,523	$268,523
Benefits & Perquisites
Health & Welfare Benefits			$9,708	$9,708
Company Car			$7,278	$7,278
Total Benefits & Perquisites			$16,986	$16,986
OVERALL TOTAL	$268,523	$268,523	$609,959	$934,409

(1)	Represents the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 30, 2011 ($17.37), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Employment and Other Agreements

On April 18, 2007, MasTec entered into an employment agreement with Jose R. Mas, MasTec’s President and Chief Executive Officer, effective as of April 18, 2007. The term of the Agreement continues until the Agreement is terminated in accordance with the terms and provisions thereof. The agreement originally provided that Mr. Mas would be paid an annual salary of $500,000, which was increased by the Compensation Committee to $650,000, effective April 1, 2010, to $669,500, effective May 6, 2011, and to $980,000 effective April 1, 2012. The agreement also provides that Mr. Mas shall be eligible for annual performance bonuses of up to his base salary based on the achievement of goals established by the Compensation Committee of the Board of Directors. Pursuant to the terms of the agreement, Mr. Mas received 100,000 shares of MasTec’s common stock which vest, based on continued service and his compliance with certain negative covenants as set forth in the agreement, on the fifth anniversary of the agreement. This restricted stock vests immediately upon termination of the agreement so long as Mr. Mas is not terminated for cause (as such term is defined in the agreement). Following termination of employment by MasTec without cause or by Mr. Mas for good reason, Mr. Mas will receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the agreement and benefits from the date of termination for twelve months. If there is a change of control of MasTec during the employment term, Mr. Mas will be entitled to one and a half times his base salary and average performance bonuses during the term of the agreement, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as provided in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

On January 25, 2010, MasTec entered into an employment agreement with Ray Harris relating to his employment as President. The agreement remains in effect until terminated and provides that Mr. Harris will be paid an annual salary of $500,000. The agreement also provides for an annual bonus of $500,000. Pursuant to the terms of the agreement, Mr. Harris received 100,000 shares of our common stock, which vest on the third anniversary of the effective date of the agreement. Following termination of Mr. Harris’ employment by us without cause (as defined in the agreement) or by Mr. Harris for good reason (as defined in the agreement), Mr. Harris would receive one year of his base salary, his bonus, a pro-rata portion of Bonus earned through the date of termination, and certain employee benefits set forth in the agreement for a period of six months immediately following the date of termination. In addition, for every full or partial month Mr. Harris was employed, 2,778 shares of his unvested restricted stock would vest immediately, and the remainder of his restricted stock would vest on the originally scheduled vesting date. If there is a change of control of MasTec during the employment term, Mr. Harris will be entitled to one and a half times his (i) base salary for twelve months and (ii) his bonus, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as set forth in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Effective January 1, 2010, MasTec entered into an employment agreement with Robert Apple relating to his employment as Chief Operating Officer. The agreement remains in effect until terminated and provides that Mr. Apple will be paid an annual salary of $440,000, which was increased to $453,200 effective May 6, 2011. The agreement also provides for annual performance bonuses of up to his base salary based on the achievement of goals established by our compensation committee, in its sole discretion. Pursuant to the terms of the agreement, Mr. Apple received 37,500 shares of MasTec’s common stock which vest on the third anniversary of the effective date of the agreement. Following termination of Mr. Apple’s employment by us without cause (as defined in the agreement) or by Mr. Apple for good reason (as defined in the agreement), Mr. Apple would receive his base salary, an amount equal to the average of the performance bonuses he received during the last three calendar years and certain employee benefits set forth in the agreement from the date of termination for twelve months. If there is a change of control of MasTec during the employment term, Mr. Apple will be entitled to one and a half times his (i) base salary for twelve months and (ii) average performance bonuses during the last three calendar years for which he was our employee divided by twelve for twelve months, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as set forth in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Effective August 15, 2011, MasTec entered into an employment agreement with C. Robert Campbell relating to his continuing employment as Executive Vice President and Chief Financial Officer. The agreement remains in effect until terminated and provides that Mr. Campbell will be paid an annual base salary of $453,200. The agreement also provides for an annual performance bonus of up to his base salary based on the achievement of goals established by the Compensation Committee of the Company’s Board of Directors, as determined in the Committee’s sole discretion. Pursuant to the terms of the agreement, Mr. Campbell was granted 20,000 shares of MasTec’s common stock on September 8, 2011, which will vest on August 15, 2014. Following termination of Mr. Campbell’s employment by the Company without cause or by Mr. Campbell for good reason, Mr. Campbell would receive his base salary, an amount equal to the average of the performance bonuses he received during the last three complete calendar years preceding termination and certain employee benefits set forth in the agreement for a period of twelve months from the date of termination. If Mr. Campbell’s employment is terminated and provided that he was not terminated for cause and did not breach certain of his obligations set forth in the agreement, his restricted stock and stock options that he currently has or may have in the future would continue to vest until they are fully vested, and all existing and future stock option grants will remain exercisable for the full term of the grant. If there is a change of control (as defined in the agreement) of the Company during the employment term, Mr. Campbell would be entitled (i) to a lump sum payment equal to the sum of (x) one and a half times his base salary and (y) one and a half times his average performance bonuses for the last three complete calendar years for which he was an employee of the Company, (ii) the immediate vesting of any previously unvested options and restricted stock and (iii) the continuation of benefits as set forth in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Effective January 1, 2008, MasTec entered into an employment agreement with Alberto de Cardenas relating to his employment as Executive Vice President, General Counsel and Secretary. The agreement remains in force until terminated and provides that Mr. de Cardenas will be paid an annual salary of $315,000 which was increased to $324,450 effective May 6, 2011 and $350,000 effective April 1, 2012. The agreement also provides for annual performance bonuses of up to 50% of his base salary. Pursuant to the agreement, we granted to Mr. de Cardenas 5,000 shares of restricted stock, which vested 100% on January 1, 2011. Mr. de Cardenas may also participate in our bonus plan for senior management and for equity to be granted pursuant to our SIP. Following termination of employment by MasTec without cause or by Mr. de Cardenas for good reason, Mr. de Cardenas will receive his base salary and benefits for a period of twelve months from the date of termination. If there is a change of control of MasTec during the employment term, Mr. de Cardenas will be entitled to two times his base salary, to the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as set forth in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Compensation of Directors

2011 Director Compensation

At the direction of the Board in 2009, the Compensation Committee hired F.W. Cook & Co., Inc. to conduct an independent review of MasTec’s independent director compensation. Management provided background information and confirmed the accuracy of the then current program summary. F.W. Cook provided a competitive analysis of non-employee director compensation programs at 13 peer companies and recommended changes to the MasTec independent director compensation program. The peer companies were selected using the following process:

•	An initial screen of public companies was derived from the Global Industry Classification Standard (GICS) industry code assigned to MasTec, Construction & Engineering,

•	Foreign companies and companies with significant international revenue were eliminated,

•	Companies with less than $500 million in annual revenues were eliminated,

•	Companies with more than $4 billion in annual revenues were eliminated,

•	Four public companies in related industries within the financial size criteria were added.

The following 13 companies were used by F.W. Cook to review the independent director compensation: MetroPCS Communications, Inc., Crown Castle International Corp., Tetra Tech, Inc., Quanta Services, Inc., ADC Telecommunications, Inc., Granite Construction Incorporated, Insituform Technologies, Inc. (now known as Aegion Corporation), Dycom Industries, Inc., Michael Baker Corporation, Layne Christensen Company, Pike Electric Corporation, Integrated Electrical Services, Inc. and Great Lakes Dredge & Dock Corporation. The review found the Company’s independent director compensation to be below the 25th percentile of the group. Based upon the growth and significant improvement of the Company’s financial and operational performance the Committee determined to increase the independent director compensation to above the 50th percentile of the peer group’s independent director compensation. In addition, based upon the review, it was determined to restructure the independent director compensation to be paid at least one third in equity.

At the direction of the Board in 2011, the Compensation Committee reviewed independent director compensation. The “Director Compensation Report 2010-2011” Published by the National Association of Corporate Directors was used to compare the current board compensation. Comparison was made to “Medium” companies in the study. The “Medium” category is composed of 297 companies with annual revenues between $1 billion and $2.5 billion. The average board compensation for these companies was $172,463. The review found that the Company’s independent director compensation to be below the 50th percentile of the group, which was $148,476. Based upon the growth and significant improvement of the Company’s financial and operational performance the Committee determined to increase the independent director compensation to between the 50th and 75th percentile of the group’s independent director compensation. After thorough review of the report, the Compensation Committee recommended and the Board of Directors approved changes to the independent director compensation to be effective July 1, 2011. As approved by the Board of Directors, independent directors are paid a $38,000 quarterly retainer. At least one third of the quarterly retainer must be taken by the director in the form of equity. The Director can choose between fully vested shares of common stock or a fully vested option grant. The option grant would be valued in accordance with FASB ASC Topic 718 with an expiration of 10 years. The remainder, if any, is taken in the form of cash. In addition, the Lead Independent Director receives an additional $6,250 per quarter, the Audit Committee Chairperson receives an additional $3,750 per quarter, and the Compensation, Finance and Nominating Committee Chairpersons each receive an additional $1,250 per quarter.

Directors are reimbursed for their reasonable expenses incurred in order to attend Board and Committee meetings and in their performance of director duties.

Option and restricted stock awards granted to our independent directors are governed by our Amended and Restated 2003 Stock Incentive Plan for Non-Employees, which we refer to as the Non-Employee Incentive Plan. All formula options are granted at an exercise price equal to, and formula restricted stock grants are based on, the fair market value of MasTec’s common stock based on the closing price of our common stock on the New York Stock Exchange on the date of grant. In addition to the formula grants, the Compensation Committee, which administers the Non-Employee Incentive Plan, may also make discretionary grants of stock options and restricted stock awards to non-employee directors.

Effective January 1, 2006, we adopted a Deferred Fee Plan. Under the terms of the Deferred Fee Plan, directors may elect to defer the receipt of cash and stock fees for their services as directors. Each director may elect the type and percentage of fees to be deferred. Deferred cash fees may be directed to a deferred cash account or a deferred stock account (or both). Deferred stock fees may only be directed to a deferred stock account. Elections to defer fees remain in force, unless amended or revoked within the required time periods. The deferred cash account will be credited with interest on the cash balance at the end of each calendar quarter. The interest rate is equal to the rate of interest payable by us on our revolving credit facility, as determined as of the first day of each calendar quarter. The deferred stock account will be credited with stock dividends (or with cash dividends that are converted to deferred stock credits pursuant to the plan). Distribution of a director’s cash and stock accounts will begin on January 15 of the year following the directors’ termination of all services with us or, in the case of a change of control (as defined in the Deferred Fee Plan), in a lump sum as soon as practicable following such change of control. Distributions from the deferred cash account will be made in cash and distributions from the deferred stock account will be made in shares of MasTec’s common stock. Distributions will either be made in a lump-sum payment or in up to five consecutive installments as elected by the director. The Deferred Fee Plan was amended and restated generally effective as of January 1, 2009 to comply with Section 409A of the Internal Revenue Code and to make certain other desired changes to the Plan. Pursuant to the restatement, participants were given the right to make an irrevocable election on or before December 1, 2008 to receive a lump sum distribution of the Director’s deferred cash account and the vested portion of the Director’s deferred stock account, on or about April 1, 2009, and to receive lump sum distributions of the non-vested portions, if any, of the Director’s deferred stock account on the later of April 1, 2009 or the dates in which the deferred stock account would vest based upon the vesting schedule for each respective portion of the stock account.

The following table sets forth a summary of the compensation we paid to our directors, who are not named executive officers, for services rendered in 2011.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation (3)	Total ($)
Jorge Mas	—	—	$407,775	$407,775
Ernst N. Csiszar	$95,122	$45,378	—	$140,500
Robert J. Dwyer	$94,372	$45,378	—	$139,750
Frank E. Jaumot	$104,120	$49,630	—	$153,750
Julia L. Johnson	$96,947	$47,053	—	$144,000
Jose S. Sorzano	$97,697	$47,053	—	$144,750
John Van Heuvelen	$110,862	$52,888	—	$163,750

(1)	This column reports the amount of compensation earned for Board and Committee service elected to be received in cash.
(2)	This column represents the amount of compensation earned for Board and Committee service elected to be received in stock. Amounts shown in this column represent the fair value of the awards as of date of issuance computed in accordance with FASB ASC Topic 718. Restricted stock awards were valued at the closing market price of our common stock on the date of grant. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 11 in our Consolidated Financial Statements, which are contained in our Annual Report on Form 10-K for the year ended December 31, 2011.
(3)	Includes premiums paid by MasTec for second to die life insurance policies on the lives of Mr. and Mrs. Jorge Mas that are owned by MasTec and are subject to a split dollar arrangement of $283,773 and imputed income with respect to these split dollar arrangements of $109,460 and $14,542 for standard benefits. See “Certain Relationships and Related Transactions” for a description of the split dollar agreements that MasTec has entered into with Mr. Mas.

As of December 31, 2011, the aggregate number of unvested stock awards and the aggregate number of stock option awards (both exercisable and unexercisable) for directors, who are not named executive officers, were as follows:

Name	Aggregate Number of Unvested Stock Awards	Aggregate Number of Option Awards

Jorge Mas	0	0

Ernst N. Csiszar	0	0

Robert J. Dwyer	0	20,000

Frank E. Jaumot	0	22,500

Julia L. Johnson	0	72,500

Jose S. Sorzano	0	35,000

John Van Heuvelen	0	0

Compensation Committee Report on Executive Compensation

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MasTec’s filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate such report by reference.

In fulfilling our role, we met and held discussions with MasTec’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement on Schedule 14A. Based on the review and discussions with management and our business judgment, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board of Directors.

Jose S. Sorzano

Frank E. Jaumot

Robert J. Dwyer

Julia L. Johnson

John Van Heuvelen

SECURITY OWNERSHIP

Principal Shareholders

The following table provides information concerning the beneficial ownership of our common stock, as of March 9, 2012, by:

•	Each shareholder who is known to beneficially own more than 5% of the outstanding shares of our common stock;

•	Each of our current directors and nominees for director;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are exercisable as of March 9, 2012 or that will become exercisable within 60 days thereafter are deemed outstanding for purposes of that person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of each individual is c/o MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The following information is based upon information provided to us or filed with the Commission by the shareholders.

	Common Stock Beneficially Owned
Name	Number of Shares (3) (4)		Percentage of Common Stock Outstanding
Jorge Mas	18,664,096	(1)	23.14%
Chairman of the Board
Jose R. Mas	2,629,437	(2)	3.25%
Chief Executive Officer and Director
Ernst N. Csiszar	20,213		*
Director
Robert J. Dwyer	58,372		*
Director
Frank E. Jaumot	34,851		*
Director
Julia L. Johnson	115,436		*
Director
Jose S. Sorzano	60,551		*
Director
John Van Heuvelen	50,984		*
Director
Ray Harris	106,316		*
President
Robert Apple	273,038		*
Chief Operating Officer
C. Robert Campbell	288,681		*
Executive Vice President and Chief Financial Officer
Alberto de Cardenas	114,659		*
Executive Vice President, General Counsel and Secretary

All current executive officers and directors as a group (12 persons)	22,416,634		27.47%
FMR LLC (5)	6,117,182		7.08%
Frontier Capital Management (6)	4,480,173		5.29%

*	Less than 1%
(1)	Includes shares owned directly by the Jorge L. Mas Canosa Holdings I Limited Partnership, a Texas limited partnership (the “Family Partnership”), and indirectly by Jorge Mas, as the president and sole director of Jorge L. Mas Canosa Holdings Corporation, a Texas corporation, the sole general partner of the Family Partnership; and shares owned of record by Jorge Mas Holdings I Limited Partnership, a Texas limited partnership (“Jorge Mas Holdings”). The sole general partner of Jorge Mas Holdings is Jorge Mas Holdings Corporation, a Texas corporation that is wholly owned by Mr. Jorge Mas. Also includes shares owned of record by the Mas Family Foundation, Inc., a Florida not-for-profit corporation (the “Family Foundation”) of which Mr. Jorge Mas is the president; and shares covered by options exercisable within 60 days of March 9, 2012. Mr. Jorge Mas disclaims beneficial ownership of the shares held by the Family Partnership except to the extent of his pecuniary interest therein, and disclaims beneficial ownership of all of the shares owned by the Family Foundation. In 2003, Mr. Mas entered into a 10b5-1 plan with a third-party trustee providing for the sale of shares of our common stock. On an annual basis, Mr. Mas may authorize the trustee, in its sole discretion but subject to certain price restrictions and monthly volume limitations, to sell up to a maximum number of shares.
(2)	Includes shares owned of record by Jose Ramon Mas Holdings I Limited Partnership, a Texas limited partnership (“Jose Mas Holdings”). The sole general partner of Jose Mas Holdings is Jose Ramon Mas Holdings Corporation, a Texas corporation that is wholly owned by Mr. Jose Mas. Also includes shares owned of record by Jorge Mas Canosa Freedom Foundation, Inc., a Florida non-for-profit corporation (“Freedom Foundation”) of which Mr. Jose R. Mas is secretary; and shares covered by options exercisable within 60 days of March 9, 2012; and shares owned of record individually. Mr. Jose R. Mas disclaims beneficial ownership of the shares held by the Freedom Foundation.
(3)	Includes shares of unvested restricted stock, but as to which the owner presently has the right to vote and the right to receive dividends, as follows: Jose R. Mas, 132,845 shares; Ray Harris, 106,316 shares; Robert Apple, 53,063 shares; C. Robert Campbell, 59,149 shares; and Alberto de Cardenas, 15,459 shares.
(4)	Includes shares of common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of March 9, 2012 as follows: Robert J. Dwyer, 20,000 shares; Frank E. Jaumot, 22,500 shares; Julia L. Johnson, 72,500 shares; Jose S. Sorzano, 35,000 shares; Jose R. Mas, 300,000 shares; Robert Apple, 190,000 shares; C. Robert Campbell, 215,000 shares; and Alberto de Cardenas, 90,000 shares.
(5)	Based on a Schedule 13G filed with the SEC, dated February 13, 2012, reporting beneficial ownership of more than 5% of MasTec’s common stock. As reported in the Schedule 13G, FMR possesses sole voting power with respect to 923,733 shares and possesses sole dispositive power with respect to 6,117,182 shares. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109.
(6)	Based on a Schedule 13G filed with the SEC, dated February 13, 2012, reporting beneficial ownership of more than 5% of MasTec’s common stock. As reported in the Schedule 13G, Frontier Capital Management possesses sole voting power with respect to 2,719,707 shares and possesses sole dispositive power with respect to 4,480,173 shares. Frontier Capital Management’s address is 99 Summer Street, Boston, MA 02110.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and regulations of the SEC thereunder require that MasTec’s directors, executive officers and persons who own more than 10% of MasTec’s common stock, as well as certain affiliates of such persons, file initial reports of their ownership of MasTec’s common stock and subsequent reports of changes in such ownership with the SEC. Directors, executive officers and persons owning more than 10% of MasTec’s common stock are required by SEC regulations to file with the SEC and the New York Stock Exchange reports of their respective ownership of common stock and to furnish MasTec with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports received, MasTec believes that during the year ended December 31, 2011, directors, executive officers and owners of more than 10% of the common stock timely complied with all applicable filing requirements, except that C. Robert Campbell filed late one Form 4 containing one transaction that was not reported on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

The Audit Committee Charter requires that the Audit Committee review and approve all transactions in which we are a participant and in which a related person has or will have a direct or indirect material interest. In March 2007, the Audit Committee formally adopted standards to apply when it reviews, approves or ratifies any such related party transaction. These standards provide that: (i) all related party transactions must be fair and reasonable to us at the time they are authorized by the Audit Committee; and (ii) all related party transactions must be authorized, approved or ratified by the affirmative vote of a majority of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction.

Related Person Transactions

MasTec leases a property located in Florida from Irma S. Mas, the mother of Jorge Mas and Jose Mas. For the years ended December 31, 2011, 2010 and 2009, the Company paid approximately $48,000 per year for lease payments in connection with this property.

MasTec has an arrangement with a customer whereby it leases employees to that customer. For the years ended December 31, 2011, 2010 and 2009, MasTec charged approximately $480,000, $463,000 and $426,000, respectively, to the customer. As of December 31, 2011 and 2010, $860,000 and $887,000, respectively, was included in accounts receivable within other current assets from this customer. The Company also has an agreement with this customer whereby the Company provides satellite communication services. For the years ended December 31, 2011, 2010 and 2009, revenues relating to this customer were approximately $1,123,000, $979,000 and $887,000, respectively. Jorge Mas and Jose Mas are minority owners of this customer. As of December 31, 2011 and 2010, approximately $775,000 and $599,000, respectively, was included in trade accounts receivable from this customer.

The Company charters an aircraft from a third party who leases two of its aircraft from entities in which Jorge Mas and Jose Mas have an ownership interest. MasTec paid this unrelated chartering company approximately $66,000, $560,000 and $475,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

On October 28, 2009, the three split dollar agreements between Jorge Mas and us were restated into a single agreement and the deferred bonus agreements between Jorge Mas and us was amended and restated in its entirety. Under the amended and restated split dollar agreement, MasTec remains the sole owner and beneficiary of each of the policies subject to the agreement and upon the death of the insured or insured’s under the applicable policy, MasTec is entitled to receive a portion of the death benefit under such policy equal to the greater of (i) all premiums paid by us on such policy or (ii) the then cash value of such policy immediately before the death of the insured or insured’s, excluding surrender charges. Upon termination of the agreement, Jorge Mas, or in the case of a second to die policy, the second to die of Jorge Mas and his wife, have an option to purchase each policy subject to the agreement for a purchase price equal to the greater of those two amounts. Additionally, the designation of a portion of the policy as key-man insurance was removed, and therefore the entire policy is now subject to the split dollar agreement. The total maximum face amount of the insurance for all policies subject to the split dollar agreement was capped at $200 million. For the year ended December 31, 2011, MasTec paid $283,773 in connection with the split dollar agreements for Jorge Mas. The amount of the deferred bonus under the amended and restated deferred bonus agreement is equal to the sum of the following amounts determined with respect to each policy subject to the split dollar agreement: the greater of (i) the total premiums paid by MasTec under such policy or (ii) the then cash value of such policy immediately prior to the change in control, excluding surrender charges. All other material provisions of the split dollar and deferred bonus agreements remain unchanged.

On October 28, 2009, MasTec amended and restated an existing deferred bonus agreement it had originally entered into with Jorge Mas on November 1, 2002. The deferred bonus under the new agreement is equal to the sum of the following amounts, determined with respect to each policy subject to the split dollar agreement: the greater of (i) the total premiums paid by MasTec under such policy, or (ii) the then cash value of such policy immediately prior to the change in control, excluding surrender charges.

On October 28, 2009, the split dollar and deferred bonus agreements between Jose Mas and MasTec, which were originally entered into on August 3, 2004 and April 3, 2007, respectively, were amended and restated in their entirety. The amended and restated split dollar agreement provides that one or more life insurance policies may be subject to the agreement. At this time, however, the only policy subject to the agreement is the one acquired pursuant to the original agreement, which is in an aggregate face amount of $11 million. MasTec is the sole owner and beneficiary of any policy subject to the agreement, and upon the death of the insured, MasTec is entitled to receive a portion of the death benefit equal to the greater of (i) the total premiums paid by MasTec on such policy, or (ii) the then cash value of such policy immediately before the death of the insured, excluding surrender charges. Upon termination of the agreement, Jose Mas has an option to purchase each policy, subject to the agreement for a purchase price equal to the greater of the amounts referenced above. MasTec will make the premium payments until the agreement is terminated, which occurs upon any of the following events: (i) bankruptcy or dissolution of MasTec, or (ii) a change in control of MasTec. For the year ended December 31, 2011, MasTec paid $0 in connection with the split dollar agreements for Jose Mas. The amount of the deferred bonus under the amended and restated deferred bonus agreement that is payable upon termination of the split dollar agreement is equal to the sum of the following amounts, determined with respect to each policy subject to the split dollar agreement: the greater of (i) the total premiums paid by MasTec under the terms of such policy, or (ii) the then cash value of such policy immediately prior to the change in control, excluding surrender charges.

AUDIT COMMITTEE AND AUDIT RELATED INFORMATION

Audit Committee Report

The agenda of the Audit Committee is established by the Chairman of the Audit Committee. During 2011, at each of its meetings, the Audit Committee met with senior members of the financial management team. Members of the Audit Committee had private executive sessions, as appropriate, at its meetings, with MasTec’s independent registered public accounting firm for the purpose of discussing financial management, accounting and internal control issues. The Audit Committee also has executive sessions with the director of internal audit.

The Audit Committee also discussed with the independent auditors the matters required to be reviewed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, and received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board and the NYSE regarding the independent auditor’s communications with the Audit Committee. The Audit Committee reviewed and discussed with the independent auditors their independence from MasTec. In connection with discussions regarding independence, the Audit Committee also considered with the independent auditors whether the provision of non-audit services by independent auditors to MasTec is compatible with the auditors’ independence.

The Audit Committee has reviewed the audited financial statements contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with our management, including a discussion of the accounting principles, the reasonableness of judgments and estimates, the clarity of disclosure in the financial statements and the conformity of the consolidated financial statements of MasTec with generally accepted accounting principles. In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of MasTec’s management, which has the primary responsibility for the financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles. In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors and the Board of Directors has approved, the audited financial statements included in MasTec’s Annual Report on Form 10-K for the year ended December 31, 2011.

Frank E. Jaumot, Chairman

Ernst N. Csiszar

John Van Heuvenlen

Independent Public Accountants

Our Audit Committee engaged BDO USA, LLP to serve as our independent registered public accountants for the 2011 fiscal year. A representative from BDO USA, LLP is expected to attend the 2012 Annual Meeting of Shareholders and will have the opportunity to make a statement and answer questions.

Audit Fees

Fees for services rendered by our independent auditors, BDO USA, LLP, for professional services rendered for the 2010 and 2011 audit of our annual financial statements, review of financial statements included in quarterly reports on Form 10-Q in 2010 and 2011, out of pocket expenses, procedures performed for a registration statement filing and other audit procedures related to SEC comment letters totaled approximately $2.3 million and $2.3 million for 2010 and 2011, respectively.

Audit Related Fees

Fees for audit related services, which are services that are reasonably related to the performance of the annual audit or to the review of quarterly financial statements, performed by BDO USA, LLP were $81,500 and $49,500 in 2010 and 2011, respectively.

Fees billed for tax services, including compliance, tax advice and tax planning, performed by BDO USA, LLP in 2010 and 2011 were $0 and $0 respectively, as they did not perform any services.

All Other Fees

There were no fees billed for other services in 2010 and 2011 by BDO USA, LLP.

Pre-approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services (which may include providing comfort letters in connection with securities underwritings) and non-audit services provided by our independent auditors, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent auditors. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for MasTec if (i) the aggregate amount of all such non-audit services provided to MasTec constitutes not more than 5% of the total amount of revenues paid by MasTec to its independent auditors during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

The Audit Committee has considered and determined that the provision of the non-audit services described above is compatible with maintaining the auditor’s independence.

During 2010 and 2011, audit related services and all other services to be provided by BDO USA, LLP were pre-approved by the Audit Committee.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected and appointed the firm of BDO USA, LLP to act as our independent registered public accounting firm for the 2012 fiscal year. BDO USA, LLP was our independent auditor for the fiscal year ended December 31, 2011. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of BDO USA, LLP to our shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration our shareholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion.

Proxies will be voted “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2012 fiscal year absent contrary instructions.

The Board of Directors Recommends a Vote “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2012 fiscal year.

PROPOSAL 3: APPROVAL OF MASTEC, INC.

ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS

The Company’s shareholders are being asked to approve the MasTec, Inc. Annual Incentive Plan for Executive Officers, which we refer to as the Executive AIP. The Executive AIP was approved and adopted by the Board of Directors on December 15, 2011. The capitalized terms used in this Proposal 3 have the same meanings set forth in the Executive AIP unless otherwise indicated. The complete text of the Executive AIP is attached as Annex A to this Proxy Statement.

Purpose. The purpose of the Executive AIP is to provide for the payment of annual bonuses to certain executive officers of the Company that are intended to qualify as “performance-based compensation” under Code Section 162(m) and thus be deductible by the Company.

Under Code Section 162(m) and interpretive guidance issued by the Internal Revenue Service, as currently in effect, the amount of compensation earned by the Chief Executive Officer and the three other most highly paid executive officers of the Company (not including the chief financial officer) in the year for which a deduction is claimed by the Company is limited to $1 million per individual, except that compensation that is “performance-based” within the meaning of Code Section 162(m) will be excluded for purposes of calculating the amount of compensation subject to the $1 million limitation.

If approved by MasTec’s shareholders at the Annual Meeting, the Executive AIP will become effective as of January 1, 2012. If for any reason our shareholders do not approve the Executive AIP, it will not become effective and all proposed awards made under the Executive AIP will be cancelled and be of no force and effect. Any proposed awards under the Executive AIP for 2012 (and any sub-plan thereof) are subject to and contingent upon, approval of the Executive AIP by the shareholders.

Summary of the Executive AIP

Administration. The Compensation Committee administers the Executive AIP and has final authority to construe and interpret it. The Compensation Committee annually selects the executive officers of the Company and its affiliates who are eligible to receive awards thereunder and establishes the amount of the award opportunity for each selected executive officer that is payable if the applicable performance goal is achieved.

Participation. All executive officers of the Company and its affiliates who are designated by the Compensation Committee are eligible to participate in the Executive AIP.

Performance Goal. Under the Executive AIP, the performance goal is based upon “Consolidated EBITDA.” “Consolidated EBITDA” has the same meaning and is to be determined on a basis consistent with the definition of “Consolidated EBITDA” as set forth in the Company’s Third Amended and Restated Credit Agreement among the Company, certain subsidiaries of the Company party thereto, Bank of America, N.A., as Administrative Agent, and the lenders party thereto, in such form as the Credit Agreement was in effect on December 31, 2011. In general, “Consolidated EBITDA” means, for any period, the Company’s consolidated net income (including certain adjustments such as for capital gains and losses, write ups and write downs of assets and liabilities, earnings in certain subsidiaries that are prohibited from making distributions to the Company and extraordinary or non-recurring items), determined in accordance with generally accepted accounting principles, for such period plus (A) among other things, the following to the extent deducted in calculating such consolidated net income: interest expense for such period; Federal, state, local and foreign income taxes payable by the Company and certain of its subsidiaries; depreciation and amortization expense; certain purchase accounting adjustments; certain non- cash charges relating to, among other things, stock based compensation; certain cash distributions of specified subsidiaries; specified expenses and transaction costs incurred in connection with the prepayment, amendment, modification or refinancing of indebtedness, issuance of equity interests and certain other transactions; certain costs, premiums and expenses incurred in connection with the acquisition or redemption of indebtedness; earn-out expenses resulting from certain acquisitions that are treated as compensation costs; specified accounting adjustments; losses attributable to certain derivative instruments such as interest rate swaps and currency hedges; currency translation losses; loss from the early extinguishment of indebtedness or derivative instruments; subject to certain limitations, other non-recurring or unusual charges, cash charges paid in connection with corporate restructurings, expected cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Company in good faith; and minus (B) the following to the extent included in calculating such consolidated net income: Federal, state, local and foreign income tax credits of the Company and its subsidiaries; certain net gains incurred in respect of derivative instruments; any net currency translation gains; any gain from the early extinguishment of indebtedness or derivative instruments; and all non-cash items increasing consolidated net income for such period. In addition, Consolidated EBITDA will include pro forma adjustments for certain acquisitions of equity interests in or assets of a business and dispositions of assets.

Award Payments. Under the Executive AIP, all selected executive officers, could be eligible for a bonus each year. The maximum award earned in any calendar year by any participant under the Executive AIP may not exceed the lesser of two percent (2%) of the Company’s consolidated EBITDA or $5,000,000. However, the Compensation Committee may specify a lesser award opportunity for a participant in any calendar year.

The Company’s achievement of the performance goal under Code Section 162(m) does not assure that the maximum award will be payable to an executive officer because the Compensation Committee retains “negative discretion” to reduce the award based upon the assessment of an individual’s performance and the attainment of other Company performance objectives. The Compensation Committee may use any objectives and guidelines it deems appropriate in exercising “negative discretion”. Awards under the Executive AIP may be paid in the form of cash, restricted stock units (“RSUs”) or restricted stock granted under the 2003 Employee Stock Incentive Plan or any other plan adopted by the Company pursuant to which shares of the Company’s common stock and/or RSUs, may be granted, or any combination of the foregoing as determined by the Compensation Committee in its sole discretion. In exercising “negative discretion”, the Compensation Committee may give consideration to the contribution made by the participant to the achievement of the Company’s established objectives and such other matters as it shall deem relevant in exercising such discretion.

Awards earned will be paid between January 1 and March 15 of the year following the applicable performance year, and as soon as practicable after the Compensation Committee certifies that the performance goals have been met and determines the actual award amount for each participant. The Compensation Committee may, in its discretion, permit any participant to defer payment of all or any portion of an award payable under the Plan in accordance with the Internal Revenue Code and the Treasury Regulations thereunder, and subject to such terms and conditions as the Compensation Committee shall determine. If the Compensation Committee determines that all or a portion of an award is to be paid in the form of RSUs or restricted stock, the Compensation Committee will calculate the number of RSUs or shares of restricted stock, as applicable, that will be credited to the participant in payment of the award based upon (i) the cash amount that would be payable to the participant if the award or the portion thereof to be made in the form of RSUs or restricted stock, as applicable, were instead paid in cash, and (ii) the value of an RSU or a share of restricted stock, on the date of grant specified by the Committee.

Amendments. The Compensation Committee may at any time modify, amend or terminate the Executive AIP, but no modification or amendment will be effective unless it complies with all applicable laws and requirements for exemption (to the extent necessary) under Code Section 162(m) and the regulations promulgated thereunder.

New Plan Benefits. All awards under the Executive AIP are subject to the discretion of the Compensation Committee. On March 18, 2012, the Compensation Committee set 2012 bonus opportunities under the Executive AIP for Messrs. Mas, Apple, Campbell and deCardenas, but such bonuses are subject to, and contingent upon, the approval of the Executive AIP by shareholders at the Annual Meeting. However, the total benefits that will ultimately be received by any particular person or group under the Executive AIP are not currently determinable because the Compensation Committee may elect to exercise its negative discretion and reduce performance awards so that the maximum award may not be paid even if the performance goal is achieved.

The Board of Directors recommends a vote FOR the Executive AIP.

OTHER BUSINESS

Advance Notice Procedures and Shareholders’ Proposals for 2013 Annual Meeting

Under our bylaws, no business, may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board of Directors or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified by our bylaws. Under our bylaws, MasTec must receive any eligible proposal from an eligible shareholder intended to be presented at the 2013 Annual Meeting of Shareholders on or before November 29, 2012 for the proposal to be properly brought before the meeting. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after November 29, 2012 of an intent to present any proposal at MasTec’s 2013 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in the Company’s Proxy Statement and Proxy, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.

Availability of Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (without exhibits or documents incorporated by reference therein), are available without charge to shareholders upon written request to MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134, by calling (305) 599-1800 or via the Internet at www.mastec.com.

Other Matters that May Come Before the Annual Meeting

The Board of Directors does not intend to present, and knows of no others who intend to present, at the Annual Meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote any proxies on such matters in accordance with their judgment.

We request that you promptly request a proxy card to sign, date, and return or vote your proxy over the telephone or through the Internet so that your vote will be included at the meeting.

Alberto de Cardenas, Secretary

Coral Gables, Florida

March 29, 2012

Annex A

MASTEC, INC.

ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS

1.	Purpose.

The purpose of the MasTec, Inc. Annual Incentive Plan for Executive Officers (hereinafter the “Plan”) is to provide for the payment of annual bonuses to certain executive officers of the Company that are intended to qualify as performance-based compensation under Section 162(m) of the Code and be deductible by the Company.

2.	Definitions.

The following terms (whether used in the singular or plural) have the meanings indicated when used in the Plan:

2.1 “Awards” means the incentive awards made annually pursuant to the Plan, which may be made in the form of a cash payment, a grant of RSUs, a grant of restricted shares or a combination of any of the foregoing, as determined by the Committee in its sole discretion. Unless otherwise provided by the Committee, any Award payable hereunder shall be paid in cash.

2.2	“Board” means the Board of Directors of the Company.

2.3 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

2.4 “Committee” means the Compensation Committee of the Board, and any successor thereto.

2.5 “Company” means MasTec, Inc., a Florida corporation, and any successor thereto.

2.6 “Consolidated EBITDA” shall have the same meaning and shall be determined on a basis consistent with the definition of “Consolidated EBITDA” as set forth in the Third Amended and Restated Credit Agreement among the Company, certain subsidiaries of the Company party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto (the “Credit Agreement”), in such form as the Credit Agreement in effect on December 31, 2011.

2.7 “Maximum Award Amount” means the maximum amount payable to any Participant under the Plan as an Award for a year, which is the lesser of 2% of Consolidated EBITDA or $5 million.

2.8 “Participant” means those executive officers of the Company and its affiliates as the Committee shall designate to participate in the Plan.

2.9 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

2.10 “Plan” has the meaning ascribed thereto in Section 1.

2.11 “Regulations” means the rules and regulations under Section 162(m) of the Code.

2.12 “Restricted Stock” means a share of common stock of the Company, par value, $0.10 per share (the “Company Common Stock”), granted under, and subject to the terms and conditions (including the applicable share limitations) of, the 2003 Employee Stock Incentive Plan or any other plan adopted by the Company pursuant to which shares of Company Common Stock may be granted, in settlement of an Award payable hereunder, and which may be subject to conditions under which the Restricted Stock may be forfeited by the Participant. Following payment pursuant to the Plan, shares of Restricted Stock will have a vesting schedule that is established pursuant to the applicable equity plan and award agreement. The value of a share of Restricted Stock shall be equal to the closing price of the Company Common Stock, as reported in composite transactions for the principal U.S. national or regional securities exchange or market on which the Company Common Stock is traded or if there is no closing sale price reported, the average of the bid and ask prices (the “Closing Price”), on the date of grant.

2.13 “RSUs” means restricted stock units approved and designated by the Committee for crediting to a Participant’s account under, and subject to the terms and conditions (including the applicable share limitations) of, the 2003 Employee Stock Incentive Plan or any other plan adopted by the Company pursuant to which restricted stock units may be granted, in settlement of an Award payable hereunder. Each RSU represents the contingent right to receive a share of the Company Common Stock. Following payment pursuant to the Plan, RSUs will have a vesting schedule that is established pursuant to the applicable equity plan and award agreement. The value of an RSU shall be equal to the Closing Price of the Company Common Stock, on the date of grant.

3.	Awards.

3.1 For any calendar year, (i) prior to the beginning of each such calendar year, or (ii) at such later time as may be permitted by the Code and the Regulations for the Awards hereunder to qualify for the Performance-Based Exception, the Committee shall (x) select the executive officers of the Company and its affiliates who are eligible to receive an Award for such year and (y) establish the amount of the Award opportunity for each selected executive that is payable if the performance goals specified in Section 3.2 hereof are achieved. Unless a lesser Award opportunity amount is specified by the Committee for a Participant for a year, a Participant’s Award opportunity for a year shall be the Maximum Award Amount. Notwithstanding anything in the Plan to the contrary, the actual Award payable to a Participant for a year may be downward adjusted by the Committee from the Award amount established for a Participant under this Section 3.1 in the Committee’s complete discretion (including a downward adjustment to zero), as provided in Section 3.4 hereof.

3.2 The Committee may pay an Award to a Participant under the Plan for a year if the Company has positive Consolidated EBITDA for such year. If positive Consolidated EBITDA is not achieved for the year, no Award shall be payable to any Participant under the Plan for such year.

3.3 Following the close of the year for which the Committee has authorized Awards, the Committee shall determine whether the requirements under the Plan for payment of Awards for such year have been satisfied. Prior to paying any Award under the Plan, the Company’s independent auditors shall review and verify the calculation of the Company’s Consolidated EBITDA for the applicable year. The Committee shall then certify, in writing, whether the performance goal was met within the meaning of the Code and the Regulations and determine the amount of the Awards that shall be paid to Participants in accordance with the Award opportunity established for each Participant pursuant to Section 3.1 and subject to the Committee’s discretion to downward adjust Awards, as provided in Section 3.4.

3.4 Each Participant’s actual Award amount shall then be determined by the Committee based upon (i) the Award opportunity previously established for the Participant pursuant to Section 3.1, and (ii) any downward adjustment that the Committee determines to make, such downward adjustment to be in the sole discretion of the Committee. In determining the amount of any downward adjustment, the Committee may give consideration to the contribution made by the Participant to achievement of the Company’s established objectives and such other matters as it shall deem relevant in exercising such discretion. In no event may a Participant’s Award exceed the lesser of (i) the amount of the Award opportunity previously established for the Participant (if the Award opportunity so established for such Participant pursuant to Section 3.1 for such year is less than the Maximum Award Amount), or (ii) the Maximum Award Amount.

3.5 Subject to Section 6 of the Plan, payments of an Award, if any, under the Plan with respect to any year, shall be made between January 1 and March 15 of the calendar year following the applicable performance year, and as soon as practicable after the Committee certifies that the performance goals have been met and determines the actual Award amount for each Participant.

3.6 If the Committee has previously determined that payment of all or a portion of an Award shall be made in the form of RSUs or Restricted Stock, the Committee shall calculate the number of RSUs or shares of Restricted Stock, as applicable, that shall be credited to the Participant in payment of the Award based upon (i) the cash amount that would be payable to the Participant if the Award or the portion thereof to be made in the form of RSUs or Restricted Stock, as applicable, were instead paid in cash, and (ii) the value of an RSU or a share of Restricted Stock, as applicable, on the date of grant specified by the Committee.

4.	Administration.

The Plan shall be administered by the Committee or a subcommittee thereof. Subject to the express provisions of the Plan and the requirements of Section 162(m) of the Code, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make, in its discretion, all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee on the matters referred to in this Section 4 shall be conclusive.

Each member of the Committee (or a subcommittee thereof, consisting of at least two individuals, established to administer the Plan) shall be an “outside director” within the meaning of Section 162(m) of the Code and the Regulations.

5.	Eligibility.

Payments of Awards with respect to any year may be made under the Plan only to a person who was a Participant during all or part of such year, as determined by the Committee in its discretion.

6.	Deferral of Award.

The Committee may, in its discretion, permit any Participant to defer payment of all or any portion of an Award payable under this Plan, all in accordance with the Code and the Regulations and subject to such terms and conditions as the Committee shall determine.

7.	Effectiveness of the Plan.

The Plan shall become effective upon the later of (i) approval by the Board and (ii) approval by the stockholders of the Company. The Plan shall remain in effect until such time as it is terminated by the Committee. Subject to and contingent upon the approval of the stockholders, the Plan shall apply to the annual bonuses payable to each Participant in respect of 2012 and thereafter.

8.	Other Plans to Which Benefits are Subject.

Any portion of an Award made in the form of RSUs or Restricted Stock under this Plan shall be subject to the terms and conditions (including the applicable share limitations) of the MasTec, Inc. 2003 Employee Stock Incentive Plan, as amended from time to time, or any other plan adopted by the Company pursuant to which shares of Company Common Stock and/or restricted stock units, as applicable, may be granted.

9.	Termination and Amendment.

The Plan shall continue in effect until terminated by the Committee. The Committee may at any time modify or amend the Plan in such respects as it shall deem advisable; provided, however, that any such modification or amendment shall comply with all applicable laws and applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Code and the Regulations (taking into consideration the exception provided by Section 1.162-27(f)(4)(iii) of the Regulations).

10.	Withholding.

The obligations of the Company to make payments under the Plan shall be subject to applicable federal, state and local tax withholding requirements.

11.	Separability.

If any of the terms or provisions of the Plan conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law without invalidating the remaining provisions hereof. With respect to Section 162(m), if the Plan does not contain any provision required to be included herein under Section 162(m) of the Code or the Regulations, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

12.	Non-Exclusivity of the Plan.

Neither the adoption of the Plan by the Committee or the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Committee or the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options, RSUs, or other stock-based awards, the payment of cash in an annual or long-term incentive arrangement or otherwise, or the payment or providing of other benefits outside of the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The payment or provision of certain of such incentive arrangements and benefits may or may not be deductible by the Company. None of the provisions of the Plan shall be deemed to be an amendment to or incorporated in any employment agreement between the Company and any Participant.

13.	Beneficiaries.

Each Participant may designate a beneficiary or beneficiaries to receive, in the event of such Participant’s death, any payments of cash Awards remaining to be made to the Participant under the Plan. Each Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. If any Participant dies without naming a beneficiary or if all of the beneficiaries named by a Participant predecease the Participant, then any amounts of cash Awards shall be paid to the Participant’s estate.

14.	Governing Law.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to principles of conflicts of laws.

15.	No Right to Employment or Participation.

The Plan shall not interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, and the Plan shall not confer upon any Participant the right to continue in the employ of the Company. No person shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

16.	No Fractional RSUs or shares of Restricted Stock.

Whenever the Committee determines that all or a portion of an annual bonus shall be settled by an award of RSUs or shares of Restricted Stock, no fractional RSUs or shares of Restricted Stock will be awarded, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of RSUs, or shares of Restricted Stock, as applicable, will be rounded downward to the next whole RSU or share of Restricted Stock, as applicable.

17.	Compliance with IRC Section 409A.

The Plan is intended to comply with Section 409A of the Code, if and to the extent that the amounts payable under this Plan are not exempt therefrom, and this Plan and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A of the Code, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s termination of employment the Participant is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this section in good faith; provided that neither the Company, nor the Committee, nor any of Company’s or its subsidiaries’ employees or representatives, shall have any liability to Participants with respect to this section.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date, whichever comes first. Have your proxy card in hand when you

MASTEC, INC. access the web site and follow the instructions to obtain your records and to create

800 S. DOUGLAS ROAD - 12TH FLOOR an electronic voting instruction form.

CORAL GABLES, FL 33134 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by MasTec, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements,

proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time the day before the cut-off date or meeting date,

whichever comes first. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M42933-P20762 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MASTEC, INC. For Withhold For All To withhold authority to vote for any individual

All All Except nominee(s), mark “For All Except” and write the

The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below.

the following:

1. To elect two Class II directors, named below, to serve until ! ! !

the 2015 Annual Meeting of Shareholders

Nominees

01) Jose R. Mas

02) John Van Heuvelen

The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain

2. Ratification of the appointment of BDO USA LLP as our independent registered public accounting firm for the 2012 fiscal year; ! ! !

3. Approval of the MasTec, Inc. Annual Incentive Plan for Executive Officers; and ! ! !

NOTE: In the Proxies’ discretion, in accordance with the recommendation of MasTec’s Board of Directors, on any other business that may properly be presented at the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

M42934-P20762

PROXY FOR 2012 ANNUAL MEETING OF SHAREHOLDERS SOLICITED BY THE BOARD OF DIRECTORS OF MASTEC, INC.

The undersigned hereby constitutes and appoints Alberto de Cardenas and Cristina Canales (the “Proxies”), or any one of them, each with full power of substitution, attorneys and proxies for the undersigned, to vote all shares of common stock of MasTec, Inc. (“MasTec”) that the undersigned would be entitled to vote at the 2012 Annual Meeting of Shareholders to be held at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, the 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134 at 9:30 a.m. on Wednesday, May 9, 2012, or any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.

If shares of MasTec common stock are issued to or held for the account of the undersigned under the MasTec, Inc. 401(k) Retirement Plan (the “Plan”), then the undersigned hereby directs the Trustee of the Plan to vote all shares of MasTec common stock in the undersigned’s name and/or account under the Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.

ANY PROPER PROXY RECEIVED BY MASTEC AS TO WHICH NO CHOICE HAS BEEN INDICATED WILL BE VOTED BY THE PROXIES “FOR ALL” THE NOMINEES SET FORTH ON THE REVERSE SIDE, “FOR” THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012, “FOR” APPROVAL OF THE MASTEC,INC.ANNUALINCENTIVEPLANFOREXECUTIVEOFFICERSANDINACCORDANCEWITHTHERECOMMENDATIONOF MASTEC’S BOARD OF DIRECTORS ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD OR FOLLOW THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTING SET FORTH ON THE REVERSE SIDE.

Continued and to be signed on reverse side